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WEYERHAEUSER COMPANY
(Name of Registrant as Specified In Its Charter)
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Weyerhaeuser

NOTICE OF THE 2025 ANNUAL MEETING & PROXY STATEMENT

Forward-Looking Statements
This proxy statement contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and reference or suggest the anticipated occurrence of events or accomplishments in the future. These forward-looking statements are based on our current expectations and assumptions and are not guarantees of future events or performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in our 2024 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company’s business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Dear Shareholders
We are pleased to invite you to attend our company’s annual meeting of shareholders. This is an exciting time for our company. Weyerhaeuser is celebrating a major milestone this year — the 125th anniversary of our founding in 1900 — and we continue to build on our legacy as a global leader in sustainable forestry and wood products manufacturing.
This past year, we grew the value of our timberlands portfolio, announced plans to build a new TimberStrand® engineered wood products facility in Arkansas, increased our dividend and returned $735 million in cash to shareholders, and delivered strong relative performance across all our businesses. We also expanded our Natural Climate Solutions offerings, advanced our expertise and market leadership on forest carbon credits and enhanced our strong ESG foundation. All of these actions strengthened our company and created significant long-term value for our shareholders, and we achieved these results despite managing through extremely challenging market conditions. We look forward to sharing more about our accomplishments and covering other business matters at the annual meeting.
Whether or not you plan to attend the virtual annual meeting, your vote is important, and we urge you to share your voice and vote as soon as possible.
On behalf of your board of directors, thank you for your continued ownership and support of Weyerhaeuser.
Sincerely,

Rick R. Holley Chairman of the Board	Devin W. Stockfish President and Chief Executive Officer

Notice of the 2025 Annual Meeting of Shareholders

How to Attend Meeting Date & Time May 9, 2025 8 a.m. (Pacific) Virtual Meeting (Audio Webcast) www.virtualshareholder meeting.com/WY2025 Record Date March 11, 2025
How to Vote
Online Visit www.proxyvote.com or scan the QR code on your proxy card using your smartphone and follow the instructions
By phone 1-800-690-6903
By mail Follow the instructions on your proxy card or voting instructions form

Items of Business

Board Recommendation
Item 1	Election of Directors See page 16	FOR Each nominee
Item 2	Approve, on an Advisory Basis, Compensation of the Named Executive Officers See page 23	FOR
Item 3	Ratify Selection of the Independent Auditors See page 55	FOR

Proxy Materials
On or about March 26, 2025, we began distributing to each shareholder entitled to vote at the annual meeting either (i) a Notice of Internet Availability of Proxy Materials; or (ii) our proxy statement, a proxy card and our 2024 Annual Report to Shareholders and Form 10-K. The Notice of Internet Availability of Proxy Materials contains instructions about how to electronically access our proxy statement and our 2024 Annual Report to Shareholders and Form 10-K, how to vote and how to receive a paper copy of our proxy materials by mail, if desired.
Attending the Virtual Annual Meeting
There will be no physical location for the annual meeting. Shareholders may attend, vote and ask questions at the meeting only by logging in at www.virtualshareholdermeeting.com/WY2025 using their unique control number included on their proxy card or their Notice of Internet Availability of Proxy Materials. Our virtual meeting format allows shareholders to attend and participate in our annual meetings regardless of their location, and it eliminates the time, cost and environmental impacts associated with traveling to one physical meeting location. Our meeting platform is structured to provide shareholders with the same opportunities to vote and ask questions of management, the board and our independent auditors as they would have if the meeting were conducted in person.
How to Vote
Your vote is important. Shareholders who are owners of record of Weyerhaeuser common shares at the close of business on March 11, 2025, the record date, or their legal proxy holders, are entitled to vote at the annual meeting. Whether or not you expect to attend the virtual annual meeting, we urge you to vote as soon as possible by one of the methods in the box on the left. You may also cast your vote at the virtual annual meeting.
If you are a beneficial owner of shares held through a broker, bank or other holder of record, you must follow the voting instructions you receive from the holder of record to vote your shares. For more information on how to vote your shares, please refer to Voting Matters — Options for Casting Your Vote on page 62.

Kristy T. Harlan
Senior Vice President, General Counsel and Corporate Secretary
March 26, 2025
IMPORTANT NOTICE
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 9, 2025: Our Proxy Statement and our Annual Report to Shareholders and Form 10-K are available free of charge at www.proxyvote.com.

2025 Annual Meeting & Proxy Statement | 1

Proxy Voting Roadmap
Item 1. Director Nominees
We ask that you vote for each
of the following 10 nominees
We maintain an appropriate balance of skills
and backgrounds to provide sound guidance
over the company’s business.

2 | Weyerhaeuser Company

Item 2. Executive Compensation
We are seeking your approval, on an advisory basis, of our Say-on-Pay Vote for 2025
The primary goals of our executive compensation program are to attract and keep the best people and to align their pay with the creation of shareholder value through a strong pay-for-performance model. The Compensation Committee believes that our compensation program is working effectively.

Objective	Key Compensation Practices
Offer competitive pay opportunity to attract and retain top talent
•
We target compensation in the median range of market pay
•
An independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), advises the Compensation Committee regarding best and competitive pay practices

Emphasize pay-for-performance that drives superior financial results and value creation
•
A significant portion of our executive pay is performance based
•
We evaluate performance against rigorous preset goals
•
When appropriate, we exercise negative discretion to reduce incentive cash compensation otherwise payable

Provide strong alignment with the interests of our shareholders
•
Equity constitutes a significant portion of our executive pay
•
Performance share unit (“PSU”) awards are tied to three-year relative total shareholder return (“TSR”)
•
Caps on annual long-term incentives, including when TSR is negative
•
Share ownership requirements of 6x base salary for CEO and 3x base salary for other executives

Mitigate unnecessary and excessive risk-taking
•  No employment agreements or guaranteed bonuses
•  Compensation recovery and anti-hedging and anti-pledging policies
•  “Double trigger” acceleration of change of control benefits
•
Limited executive perquisites; no tax gross-ups for “golden parachute” excise taxes

Item 3. Ratify Selection of the Independent Auditors
We ask that you review and ratify with your vote the selection of KPMG LLP for 2025
The Audit Committee annually evaluates the performance of KPMG LLP (“KPMG”) and has determined that selecting KPMG to perform audit services for the company in 2025 is in the company’s and shareholders’ best interests. KPMG is a prominent national audit firm that has significant experience in the forest and wood products industry. The firm provides minimal non-audit services to the company, which bolsters its independence.

2025 Annual Meeting & Proxy Statement | 3

2024 Performance Highlights
Our performance in 2024 reflects solid execution against a challenging market backdrop, and we continued to demonstrate the durability of our portfolio and capital allocation framework across market cycles. We made progress against all of the levers of our investment thesis in 2024, all focused on driving long-term value for shareholders. Notably, we grew the value of our timberlands portfolio and Natural Climate Solutions (“NCS”) business, announced a strategic Wood Products growth opportunity, maintained strong relative performance across our businesses, enhanced our strong ESG foundation and returned a significant amount of cash to shareholders through our base dividend and opportunistic share repurchases. In the face of very difficult market conditions, we generated full-year net earnings of $396 million, Adjusted EBITDA* of approximately $1.3 billion, net cash from operations of $1.0 billion and Adjusted FAD* of $567 million.

Growing Timberlands and Wood Products
•	Announced a strategic $500 million investment to build a new TimberStrand® facility in Arkansas, expected to generate approximately $100 million of annual Adjusted EBITDA** at full operating capacity
•
Completed the acquisition of 84 thousand acres of timberlands in Alabama for $244 million, placing us at approximately $775 million toward our multi-year goal to grow our timberland portfolio by $1 billion

Advanced Natural Climate Solutions Business
•
Our NCS business generated operating income of $55 million and $84 million of Adjusted EBITDA*, a 79 percent increase over 2023; on track to meet our goal of $100 million of Adjusted EBITDA** for our NCS business by year-end 2025

•	Advanced several new forest carbon projects and monetized an additional 50,000 credits in the voluntary market
•	Entered into a carbon capture and storage exploration agreement covering 188 thousand acres of our subsurface rights in Arkansas, Louisiana and Mississippi
•	Commenced operations on a new wind site and on our first solar development project, with two additional solar projects and one additional wind project currently under construction
Enhanced ESG Foundation
•	Initiated fulsome review of our company safety programs, supported by third-party experts, and developed multi-year improvement plans for systems, tools, training and support
•
Developed our Nature Perspective, a comprehensive assessment of our nature-related dependencies, impacts, risks and opportunities that informs our business operations and sustainability-related disclosures

•	Leveraged our Carbon Credit and Greenhouse Gas (“GHG”) Inventory Principles to showcase our leadership in carbon integrity and accounting
•	Strengthened focus on technical training for critical business roles and delivered classroom leadership training to over 350 employees
•	Included on the Dow Jones Best-in-Class North America Index (formerly Dow Jones Sustainability Index) — the only company included from our industry in 2024
* See Appendix A for a definition and explanation of these non-GAAP measures, a full reconciliation of each measure to the most directly comparable GAAP measure and a brief discussion of why we use these non-GAAP measures.
** We have not provided a reconciliation of forecasted Adjusted EBITDA related to NCS or our planned new operating facility to the most comparable GAAP measures because Adjusted EBITDA excludes the impact of certain items described in Appendix A and management cannot estimate the impact these items will have on Adjusted EBITDA without unreasonable effort.

4 | Weyerhaeuser Company

Environmental Stewardship and Social Responsibility
Sustainability is one of the core values of our company and has been fundamental to our operations for nearly 100 years. We have spent decades building a strong foundation characterized by excellence in environmental stewardship, social responsibility and corporate governance. Our board provides oversight and direction on our sustainability strategy and ESG goals. Management reports to the full board on these matters on a regular basis, and the board annually reviews our performance and progress.
Environmental Stewardship
Everything we do in our forests and our manufacturing operations considers the long-term view. From a business perspective, we ensure our forests continue to provide a sustainable supply of wood fiber now and in the future, while also enhancing and protecting the many additional benefits they provide, such as clean water, clean air and critical areas for biodiversity. In our manufacturing operations, we focus on efficient use of raw materials and responsible environmental management of our sites. These priorities are also reflected in our annual incentive compensation plan goals.
We are proud of our stellar performance in environmental stewardship and are firmly committed to ongoing scientific research and partnerships to find innovative, meaningful ways to improve our practices. Through our practices, we:
•	Keep the harvest and growth of our forests in balance
•	Consider our nature-related dependences, impacts, risks and opportunities in our business operations
•	Preserve valuable wildlife habitat and protect biodiversity
•	Verify our practices through externally validated certification programs
•	Sequester carbon in our sustainably managed forests and store it in our wood products
•	Manage our environmental footprint and reduce the risk of negative environmental impacts
•	Contribute to clean water and improve air quality
•	Reduce the likelihood and magnitude of forest fires
Minimizing Our Environmental Footprint
We meet or exceed rigorous environmental standards in all areas where we operate, and we constantly strive to improve the efficiency of our operations. We focus on increasing energy and resource efficiency, reducing greenhouse gas emissions, conserving natural resources and protecting biodiversity on the lands where we source wood, and offering products with superior sustainability attributes to meet our customers’ needs. We set measurable sustainability goals aligned with our business strategy and regularly evaluate our progress. We are committed to continuously improving our sustainability practices based on sound science and innovation. We actively monitor environmental conditions that could affect our assets and operations and partner with and support local, regional, national and global nonprofit organizations, research institutes, universities and government agencies on research efforts and projects.
Our Carbon Record
Since 2021, we have provided a comprehensive accounting of our carbon inventory — that is, how much carbon dioxide we emit and remove from the atmosphere each year through our forests and operations — in our annual, award-winning and industry-leading Carbon Record. Compiling this information has been no small task and involves closely tracking a range of data, including the electricity and fossil fuel we use at our manufacturing sites, the fertilizer we apply to our timberlands, the fuel used by our logging trucks and the refrigerants needed to keep our seedlings cool. Our team came up with groundbreaking ways to quantify the amount of carbon removed by our forests. We are proud of this work and our leadership in demonstrating the enormous positive climate impact of our working forests and wood products. In 2024, we published our GHG Inventory Principles to further cement our leadership in carbon accounting integrity.
Our Nature Perspective
Nature is crucial to the longevity of our business and our bottom line, creating both risks and opportunities now and in the future. In 2024, we completed a years-long process to bring our approach to identifying and addressing nature in alignment with global expectations. With the hard work of people across the company, we developed our Nature Perspective, a comprehensive assessment of our nature-related dependencies, impacts, risks and opportunities that informs our operations and aligns our nature-related disclosures with the recommendations of the Taskforce on Nature-related Financial Disclosures. This provides structure, guidance and vision to strengthen the way our teams consider and manage nature as a core component of our work and provides greater transparency into how we lead and operate.

2025 Annual Meeting & Proxy Statement | 5

Social Responsibility
We know that maintaining a talented and engaged workforce and strong relationships with the communities where we operate is critical to our long-term value creation. For us, this commitment to our people and our communities means creating a safe, diverse and inclusive work environment. It also means supporting the communities where we operate, so they can be vibrant, prosperous places to live and work. It’s good for our business, and it’s the right thing to do.
Ensuring a Safe and Healthy Work Environment
The most fundamental characteristic of our culture at Weyerhaeuser is our deep commitment to the safety of our people. For us, safety is a core value and comes first in everything we do. Our safety results outperform national industry safety rates and are driven by:
•	Caring leadership with a safety-focused “tone at the top”
•	Engaged employees with robust safety training and education
•	A strong focus on identifying and reducing hazards and risks
Our efforts have resulted in a significant and sustained reduction in the number and severity of recordable injuries over the last several decades. However, in light of recent safety challenges, in 2024 we commenced a fulsome review of our safety program (supported by third-party experts) and have built a multi-year improvement plan to further strengthen our safety program and systems. Focus areas of the plan include improving the standardization of our safety program across geographies and business segments, furthering our risk-based approach and increasing our emphasis on engineering-based solutions to safety risks. We have also convened a safety council to oversee program governance and ensure strategic alignment across our businesses, and beginning with the 2025 compensation cycle, safety metrics will form part of our annual incentive plan goals.

Managing Talent To Sustain Our Business
To sustain our business over time, we need to excel at attracting, engaging, developing and retaining talented people at all levels of the company. To achieve this, we spend significant time and resources on recruiting, onboarding, training, coaching, leadership development, career planning and succession planning. We also take steps to ensure our pay and benefits offerings are competitive and our workplace culture is inclusive and rewarding.

6 | Weyerhaeuser Company

Attracting Top Talent
When we can attract top talent from our own and other industries, it’s a competitive advantage. We are intensely focused on building strong external talent pipelines that align to our workforce plans, building relationships with faculty and students at strategic universities and technical schools, partnering with third-party workforce development organizations and making our onboarding experience positive and meaningful so new hires remain excited about the choice they made to join our team.
Training & Career Planning
Talented people are always eager to grow, and we provide many ways for our employees to develop and thrive throughout their careers. These include three signature leadership development programs, various role-specific technical courses, a comprehensive online training catalog, many virtual training opportunities, access to a mentor-finding app and a robust annual career-planning process that includes resource toolkits for both employees and leaders.
Talent Assessment & Succession Planning
To ensure we are intentionally growing a strong pipeline of future leaders, and in addition to delivering leadership training, we use common leadership competencies to help leaders identify their strengths and improve their gaps, conduct rigorous internal talent assessment and succession planning sessions and regularly review our policies, tools and programs to drive continuous improvement over time.

Inclusive and Engaging Culture
We know our strong workplace culture is one reason many people join our company and choose to stay. We are intentional about the kind of culture we are trying to build, and each year we focus on maintaining what is great and improving what could be better. Our values — safety, integrity, citizenship, sustainability and inclusion — form the core of our culture, and we take specific steps to nurture each one and measure our progress. This includes actions such as surveying employee perception of our safety program, rolling out training on ethical business conduct, conducting companywide citizenship events, educating employees about our sustainability activities and promoting inclusive leadership behaviors and psychological safety on our teams.
Helping Our Communities Be Thriving Places To Work and Live
We are actively engaged in the communities where we operate, providing support through charitable giving and volunteer hours. Among our efforts, we support two signature programs focused on creating thriving rural communities as part of our 3 by 30 Sustainability Ambitions, which can be found on our website at weyerhaeuser.com/sustainability/3by30/:
THRIVE: A commitment to invest $5 million across five of our operating communities that are most in need of extra support. Our goal is to invest $1 million in each community over the course of several years, and we will work with innovative partners, including businesses, nonprofits and governments, to further support these areas through grants and other types of funding and local engagement. In 2024, we launched our second THRIVE community effort in Raymond, Washington.
Learn Local, Earn Local: We increased our giving fund allocation across the company to invest in building our future workforce. The new funding, combined with new partnerships with nonprofit partners, schools and critical-skill-building programs, further youth education and workforce development opportunities at both the local and national level.
Additionally, in 2024 we provided disaster relief funding to communities and employees affected by Hurricane Helene and supported communities in which we live and operate. We also launched our “Tools for Schools” giving campaign, which is focused on youth education and workforce development by helping provide educational programs in our communities and the resources and supplies they need for students to be successful.

In 2024, we gave $6.5 million in charitable grants, partnerships, matching gifts, research support and in-kind giving in our communities.
In 2024, our people volunteered over 23,000 hours of their time to causes they care about.

2025 Annual Meeting & Proxy Statement | 7

Corporate Governance
Our corporate governance practices and policies promote the long-term interests of our shareholders, strengthen the accountability of our board of directors and management and help build public trust in our company. Our governance framework is built on a foundation of written policies and guidelines, which we modify and enhance on a continuous basis to reflect best practices and feedback from our shareholders. Our Corporate Governance Guidelines and other key governance policies and documents are available on our website at investor.weyerhaeuser.com/policies-documents.
Nine of Our 10 Directors Are Independent
Our Corporate Governance Guidelines and the listing requirements of the New York Stock Exchange (“NYSE”) each require that a majority of the board be comprised of “independent” directors, as defined from time to time by NYSE standards and Securities and Exchange Commission (“SEC”) requirements. A director may be determined to be independent only if the board has concluded that he or she has no direct or indirect material relationship with the company that would negatively impact his or her independence. To evaluate the materiality of any such relationship, the board has adopted the NYSE’s categorical independence standards for director independence.
After considering the Governance and Corporate Responsibility Committee’s report and recommendation, the board affirmatively determined that, other than Mr. Stockfish, each of the company’s current directors, each nominee for director and each director who served on the board in 2024 is independent in accordance with applicable NYSE and SEC independence rules and requirements. The board determined that Mr. Stockfish is not independent because he is the president and chief executive officer of the company.
Our Board Chair and Chief Executive Officer Roles Are Separate
Our board has chosen to separate the positions of board chair and chief executive officer. The chief executive officer is responsible for the strategic direction and day-to-day leadership and performance of the company. The independent nonexecutive chair of the board provides oversight, direction and leadership to the board. The chair also performs the following duties:
•	In consultation with the chief executive officer, sets the agenda for meetings of the board
•	Presides over meetings of the full board, nonexecutive sessions of the board and shareholder meetings
•	Facilitates communication among our directors and between management and the board
•
Provides input to the Governance and Corporate Responsibility Committee and Compensation Committee, as appropriate, with respect to the composition and design of our board, our annual board self-evaluation process and the performance evaluation process for our chief executive officer

•	As necessary or appropriate, represents the board in communicating with our shareholders and other external stakeholders
Additionally, to provide a separate forum for candid discussion, the company’s Corporate Governance Guidelines require regularly scheduled executive sessions of independent directors, which are led by our independent board chair. In the case that our board chair is not independent, our Corporate Governance Guidelines require that the board appoint an independent lead director to fulfill this duty.
We believe that this separation of roles provides effective monitoring and objective evaluation of the chief executive officer’s performance and supports the board’s independent oversight of the company’s performance and governance standards. It also allows the board to draw on the leadership skills and business experience of two persons: the chair of the board and the chief executive officer.

8 | Weyerhaeuser Company

Our Board Committees
The board’s primary committees are the Audit, Compensation, and Governance and Corporate Responsibility Committees. The board of directors has determined that these committees are comprised exclusively of independent directors and, in the case of the Audit Committee and Compensation Committee, include members who meet the enhanced independence requirements of the SEC and the NYSE for service on those committees. The board has also determined that Sara Grootwassink Lewis, Deidra C. Merriwether and Kim Williams each qualify as an audit committee financial expert as that term is defined by SEC rules and that each member of the Audit Committee meets the requirements for financial literacy under NYSE listing rules. The board also has an Executive Committee. Each committee is governed by a written charter, a copy of which can be found on the company’s website at investor.weyerhaeuser.com/committee-charters-and-composition.

Audit Committee
Key Responsibilities:
 •
Oversees the integrity of the company’s accounting and financial reporting practices and internal controls over financial reporting and disclosure controls and procedures
 •
Oversees the appointment, compensation and engagement of the company’s independent auditor, including pre-approving all audit and (if any) non-audit services to be performed by the company’s independent auditor and all related fees
 •
Discussing with management, internal audit and the independent auditor the company’s policies and practices relating to assessing and managing risk, including the risk of fraud
 •
Oversees the company’s internal audit function
 •
Oversees compliance with legal and regulatory matters that could materially affect the financial statements or internal controls over financial reporting and other compliance matters that could have a material financial impact on the company
 •
Establishes and maintains procedures for the receipt and retention of, and responses to, complaints regarding accounting, internal controls or auditing matters, including the anonymous submission by employees of concerns regarding questionable accounting or auditing practices

Current Members

Sara Grootwassink Lewis (Chair)
 •
Deidra C. Merriwether
 •
Lawrence A. Selzer
 •
Kim Williams

The Audit Committee met seven times during 2024.

All committee members meet enhanced independence standards for audit committees and are financially literate under stock exchange listing rules. Three members are audit committee financial experts as defined by SEC rules.

Compensation Committee
Key Responsibilities:
 •
Ensures compensation practices are aligned with the company’s objectives and are effective in attracting and retaining workforce talent
 •
Makes compensation decisions for the company’s executive officers
 •
Reviews and approves the philosophy, strategy and design of the company’s compensation and benefits systems
 •
Recommends to the board of directors the corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s compensation in light of performance against those goals and objectives, and recommends to the board the CEO’s compensation level based on this evaluation
 •
Reviews and recommends to the board of directors the compensation philosophy, strategy, programs and plans regarding nonemployee director compensation
 •
Monitors financial effects and any risks to the company related to the company’s compensation plans, programs and practices
 •
Appoints and oversees the independent compensation consultant and annually ensures that the consultant’s work raises no conflicts of interest

Current Members
        Rick R. Holley (Chair)
 •  Mark A. Emmert
 •  Al Monaco
 •  James C. O’Rourke
 •  Nicole W. Piasecki
The Compensation Committee met four times during 2024.

All committee members meet enhanced independence standards for compensation committee membership.

2025 Annual Meeting & Proxy Statement | 9

Governance and Corporate Responsibility Committee
Key Responsibilities:
 •
Oversees the company’s governance structure and practices
 •
Evaluates the composition of the board to ensure the appropriate skills, backgrounds and experiences are represented
 •
Oversees the process for the board’s evaluation of our CEO’s performance as well as the board and committee self-evaluation process
 •
Oversees the company’s sustainability strategy and performance, including our approach to addressing nature and climate change impacts and opportunities
 •
Oversees the direction of the company’s environmental and safety policies and practices
 •
Recommends to the board any changes to the company’s Corporate Governance Guidelines
 •
Oversees ethics and business conduct and coordinates with the Audit Committee regarding any ethics, business conduct or compliance matters that could have a material financial impact on the company

Current Members

Nicole W. Piasecki (Chair)
 •
Mark A. Emmert
 •
Lawrence A. Selzer
 •
Kim Williams

The Governance and Corporate
Responsibility Committee met
three times during 2024.

All committee members are
independent.

Executive Committee
Key Responsibilities:
 •
Authorized to act for the board in the interval between board meetings when necessary, except to the extent limited by law, applicable stock exchange listing standards or the company’s charter documents

Current Members Lawrence A. Selzer (Chair) • Rick R. Holley • Devin W. Stockfish

How We Oversee and Manage Risk
The Board’s Role in Risk Oversight
The board is actively involved in the oversight of risks that could affect the company. The oversight of these risks, which range from short- to long-term in nature, is conducted at the full-board level and through board committees pursuant to written charters outlining their respective duties and responsibilities. The full board retains responsibility for oversight of broad strategic and operational risks, along with risks not otherwise delegated to one of its committees. These retained risks include, for example, strategic risks related to our industry and competition, our capital structure and our financial health and operational risks such as cybersecurity, including risks related to artificial intelligence.
The board stays informed of each committee’s oversight of its assigned areas of risk, which are summarized in the following section, Summary of Board Risk Oversight, through regular reports by each committee chair to the full board. At least one member of the Governance and Corporate Responsibility Committee serves concurrently on the Audit Committee because some of the key risks overseen by the Governance and Corporate Responsibility Committee could involve financial risk. The board and its committees also receive regular reports directly from our vice president of litigation and enterprise risk and chief compliance officer and from other officers and company personnel responsible for the management of particular company risks. To help assess the company’s current and potential risks, both the board and its committees regularly call upon external advisors, including those with expertise in housing, macroeconomics, investment banking, compensation, accounting, pension asset and liability management and cybersecurity.
Generally, the level and scope of board and committee oversight does not vary with the type of any particular company risk; although risks of greater potential severity that pose more of an immediate threat to the company and its operations or financial health are discussed with the board and its committees more frequently and in more detail than other, less immediately threatening, risks. The board believes that this structure and approach provides the appropriate leadership to help ensure effective risk oversight.

10 | Weyerhaeuser Company

Summary of Board Risk Oversight

Full Board	Overall accountability and general oversight
Oversees strategic risks related to industry and competition as well as capital structure and financial health
Retained risks include cybersecurity and any other risks not specifically delegated to a board committee
Audit Committee
Oversees risks relating to financial reporting, as well as legal and regulatory compliance matters that may have a material impact on the company’s financial statements, internal controls over financial reporting or disclosure controls

In coordination with the Governance and Corporate Responsibility Committee, oversees such other legal and regulatory compliance matters as may have a material financial effect on the company
Meets regularly with the company’s chief financial officer, chief accounting officer, head of internal audit, internal legal counsel, KPMG and other members of management

Receives regular reports relating to matters such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation and other contingent liabilities, and changes in accounting requirements or practices that could affect the content or presentation of the company’s financial statements

Reviews any hot line or other reports concerning accounting, internal controls or auditing matters
Compensation Committee
Oversees risks relating to the company’s compensation and benefits systems and annually reviews policies and practices to determine whether they meet the committee’s objectives for executive pay and to ensure that the company’s compensation practices are not reasonably likely to have a material adverse effect on the company

Retains its own independent compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of its compensation decisions
Governance and Corporate Responsibility Committee
Oversees risks relating to board leadership and effectiveness, management and board succession planning, sustainability and environmental practices and policies (including matters relating to climate change), political activities and other public policy matters that affect the company and its stakeholders

In coordination with the Audit Committee, oversees legal and regulatory compliance matters that may have a material financial effect on the company

Works with officers of the company responsible for relevant areas of risk and keeps abreast of the company’s significant risk management practices and strategies for anticipating and responding to major public policy shifts that could affect the company

Oversees the company’s program for ethics and business conduct and related risks

Management’s Role in Managing Risk
While the board and its committees are responsible for general risk oversight, company management is charged with managing these risks. The company has a robust strategic planning and enterprise risk management process that facilitates the identification and management of risks. This process includes identification of specific risks, ranking of the likelihood and magnitude of effect of those risks, scenario analysis, review of risk appetite and a review of mitigation plans and controls.
Our enterprise risk management team oversees our compliance and ethics program and is led by our vice president of litigation and enterprise risk and chief compliance officer, who reports to our senior vice president and general counsel and also reports to the Governance and Corporate Responsibility Committee on matters relating to ethics and compliance and to our full board of directors on matters relating to risk. The team works in close coordination with our businesses; our legal, accounting, IT and internal audit groups; and our independent auditor to analyze a wide range of material risks that could affect the company, including strategic, operational, financial, reputational and other risk areas that have the potential to materially affect the company’s businesses and integrates this information into strategic planning and discussions with the board of directors. Key risk areas of focus include cybersecurity, sustainability and environmental practices, safety performance and risks relating to our internal controls and procedures.
Management regularly reports to the board and its committees on the status of existing company risks and the identification of new or emerging risks. Members of the board, in turn, actively provide feedback on the company’s risk management practices and, where appropriate, make suggestions concerning increased focus on one or more existing risks or consideration of new or emerging risk areas.
We Require Board Pre-Approval of Any Related Party Transactions
The board has adopted a related party transactions policy and delegated to the disinterested members of the Audit Committee the responsibility to review and approve, or deny, any presented related party transaction. A “related party transaction” is any transaction (or series of related transactions) involving the company in which the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. “Related persons” are directors and executive officers or members of their immediate families, shareholders who beneficially own more than 5 percent of the company’s stock or a company, charitable organization or other entity in which any of these persons owns 10 percent or more of the voting equity or serves as an executive officer.

2025 Annual Meeting & Proxy Statement | 11

Any related person must inform the corporate secretary about a proposed related party transaction and disclose pertinent facts and circumstances. If the corporate secretary concludes it to be a related party transaction, the matter is brought to the Audit Committee for review.
•
After review of the facts and circumstances, the disinterested members of the committee may approve the transaction only if the involved director’s or executive’s independence and the company’s best interests are not adversely affected

•	Transactions not previously submitted for approval shall, upon becoming known, be submitted to the committee for ratification, termination or modification of terms
•	Related party transactions approved by the committee are reported to the board of directors
During 2024, no related party transactions were either approved or considered, nor are there any currently proposed related party transactions.
The Board’s Role in Ensuring Leadership Continuity
Succession planning and leadership development are key priorities and responsibilities for the board and management. Formal presentations are typically made to the full board on an annual basis concerning succession for each member of our senior management team. These discussions involve a presentation of near- and longer-term internal succession candidates for each senior executive position, including a discussion of each candidate’s qualifications and experience. The board also discusses the key focus areas in each candidate’s development plan (which may include, for example, external coaching, supplemental education, special-project work or movement within the organization) that will assist them in preparing for a senior executive role. A confidential procedure is also maintained for the transfer of the CEO’s responsibilities in the event of an emergency or sudden incapacitation or departure.
The board is also involved in succession planning for senior executive level and other critical roles throughout the year as part of the board’s regular review of the company’s people and leadership development activities. In addition, the board has regular and direct exposure to the company’s high-potential leadership candidates through formal board and committee presentations, as well as informal events that allow board members to directly interact with and personally assess senior executive and other key-role succession candidates. As a result, the company maintains a deep bench of executive talent with a roster of “ready now” candidates who can step in and assume significant leadership roles when the opportunity or need is presented.
How We Determine the Board’s Composition
Assessing the Board’s Present and Future Needs
Our board strives to discharge its oversight responsibilities to our shareholders with optimal effectiveness. This requires bringing together the right combination of individual board members to achieve the right mix of skills, experiences and backgrounds that are relevant to the company’s business and strategies. Always with this goal in mind, the board maintains a rigorous and thoughtful process for selecting new members and planning for director succession. The Governance and Corporate Responsibility Committee considers the company’s board oversight needs, both current and anticipated (for example, directors nearing our mandatory retirement age), and weighs those needs against the board’s current composition. It also considers other factors such as optimal board size. The committee reports back to the board with its assessments, particularly when anticipating near- and mid-term director retirements.
Director Qualifications
Our Corporate Governance Guidelines provide that the board should encompass a diverse range of skills, experiences and backgrounds sufficient to provide sound and prudent oversight and guidance with respect to the company’s operations and interests. The Corporate Governance Guidelines also provide that, at all times, a majority of the board must be comprised of “independent directors” as defined from time to time by law, NYSE listing standards and any specific requirements established by the board. As a baseline, each director is expected to:
•	Exhibit high standards of integrity, commitment and independence of thought and judgment
•	Participate in a constructive and collegial manner
•	Be willing to devote sufficient time to carrying out the duties and responsibilities of a director
•	Represent the long-term interests of all shareholders

12 | Weyerhaeuser Company

Examples of desired skills and backgrounds include:

   Executive leadership
   Finance and capital markets
   Public company board experience

Relevant industry (natural resource/commodities)
   Government, regulatory or legal
   Manufacturing and capital-intensive industry
Environmental and climate change management/strategy Human capital management Real estate and land management International business Risk management Technology or Cybersecurity

In addition to targeted skill areas, the board also seeks to have a membership that has diverse perspectives as informed by diverse gender, racial, ethnic and national backgrounds.
Identifying and Evaluating Director Candidates
The Governance and Corporate Responsibility Committee is responsible for recommending director candidates to the full board in collaboration with the board chair. The committee uses a variety of methods for identifying and evaluating nominees for director on an ongoing basis. Candidates may come to the attention of the committee through current board members, third-party search firms retained to assist in identifying and evaluating possible candidates, members of senior management, shareholders or other persons. If a shareholder wishes to recommend a nominee for election to the board, the shareholder should write to the Governance and Corporate Responsibility Committee specifying the name of the nominee and the nominee’s qualifications for membership on the board of directors, along with evidence of the shareholder’s share ownership and the nominee’s willingness to serve, if elected.
Once identified, the Governance and Corporate Responsibility Committee, or a special board committee, evaluates potential candidates in the context of the board’s current and anticipated future needs. Candidate qualifications are assessed against the skills and characteristics discussed above and whether or to what extent such skills and characteristics are currently represented on the board. The committee then interviews promising candidates to further assess the candidate’s qualifications and their ability to serve as a director, along with considerations of such other factors as the committee may deem prudent on a case-by-case basis. The committee then determines the best-qualified candidates based on the established criteria and recommends those candidates for appointment by the board (to fill vacancies) or for election at the next annual meeting of shareholders.

Ensuring the Board Functions Well
How Our Board Members Stay Informed
It is imperative that each member of the board of directors understands our business, strategies and operating performance, as well as the broader range of risks and challenges that we face. With that in mind, our non-executive directors participate in our comprehensive onboarding and orientation process. We also encourage our directors to pursue continuing education through several different programs, such as providing membership in the National Association of Corporate Directors. Directors also meet with members of senior management and other company employees at formal board and board committee meetings as well as informally between meetings. And through participation on the board and each of its committees, directors hear presentations by members of management and, when necessary or advisable, third-party advisors, about the company and its business affairs. On an annual basis, directors also travel to one of our sites for a tour of operations where they participate in presentations and discussions with local employees. For 2024, this tour was conducted at our Holden lumber mill and nearby timberlands in Louisiana.
We Limit Director Service to Other Boards
The board expects that every director has sufficient time to commit to attending and being prepared to contribute at Weyerhaeuser board and committee meetings. With this in mind, our Corporate Governance Guidelines provide that a director may not serve on more than three other public company boards. If a director serves as the principal executive officer of a public company, the limit on outside board service is no more than two other public company boards. In addition, directors who serve on the Audit Committee may not serve on more than two other public company audit committees. The board may determine, on a case-by-case basis, that additional board service beyond these limits would not impair a director’s ability to effectively discharge his or her duties as a director of the company.

2025 Annual Meeting & Proxy Statement | 13

The Board and its Committees Assess Their Effectiveness
The board is committed to assessing its own performance to identify its strengths, as well as areas in which it may improve its performance. The assessment is done through formal and informal means. A formal annual self-evaluation process, which is overseen by the Governance and Corporate Responsibility Committee, involves the completion of annual evaluations of the board and its committees, review and discussion of the results of the evaluations by both the committee and full board and consideration of action plans to address any issues. The evaluation also includes a review of year-over-year evaluation results to identify any trends and to assess whether actions taken in response to previous evaluation results have led to meaningful improvements. The board chair also solicits and gathers feedback from directors throughout the year and this information is shared and discussed at board meetings. A key part of the self-assessment process is the board’s annual determination of whether the board’s membership reflects the right diversity of skills, backgrounds and characteristics necessary for its optimal functioning. Changes that have been implemented as a direct result of feedback received from directors include the addition of new board members with one or more targeted skills or backgrounds to enhance the board’s composition, as well as various enhancements and supplements to board materials.

We Are Accountable to Our Shareholders
We Actively Engage with Our Shareholders
We believe that maintaining regular and active dialogue with our shareholders is important for effective corporate governance as well as to our commitment to deliver sustainable, long-term value to our shareholders. We engage with our shareholders on a variety of topics throughout the year to ensure we are addressing questions and concerns, to seek input and to provide perspective on our policies and practices. Direct shareholder feedback, as well as what we learn from our periodic independent investor surveys, is regularly reviewed and considered by the board and its committees and is reflected in adjustments and enhancements to our policies and practices. We remain committed to investing time with our shareholders to maintain transparency and to better understand their views on key issues.
Mr. Stockfish, our chief executive officer, and Mr. Wold, our chief financial officer, frequently meet with shareholders and present at investor conferences, and our Investor Relations office engages with shareholders throughout the year on matters focused on our core businesses and performance. In addition to these shareholder engagements, our general counsel, vice president of investor relations and vice president of sustainability engaged with shareholder ESG teams to provide updates on our 2024 ESG performance, including our sustainability, social and governance practices, and to solicit feedback about our programs and practices.

In 2024, we proactively reached out for engagement to holders of approximately 65 percent of our outstanding shares. In total, we engaged with 154 institutional firms during the year, which hold 41 percent of our outstanding shares. We also engaged with proxy and other advisory firms that represent the interests of various shareholders to help us stay abreast of developing areas of shareholder focus and to solicit feedback about our programs and practices.
Shareholders Have Proxy Access Rights Under Our Bylaws
Our proxy access bylaw allows eligible shareholders to nominate candidates to the board of directors who are included in the company’s proxy statement and ballot. This process for inclusion of shareholder nominees in the proxy statement is in addition to previously existing bylaw provisions that allow shareholders to nominate directors to the board without access to the company’s proxy statement. For more information about the director nomination process, see Stock Information — Shareholder Recommendations and Nominations of Directors on page 60.

14 | Weyerhaeuser Company

Directors Are Elected Annually by Majority Vote
Our bylaws require that directors be elected annually by a majority of the votes cast in uncontested director elections. Any incumbent director who is not reelected continues to serve as a “holdover director” until the earlier of 90 days after election results are certified, his or her successor’s appointment by the board or his or her resignation. By company policy, each nominated incumbent director who does not receive majority vote support submits his or her resignation, and the Governance and Corporate Responsibility Committee considers relevant circumstances and factors, including without limitation, whether the resignation would cause the board or the company to be out of compliance with applicable law or stock exchange listing standards, and recommends to the board whether to accept the resignation. Holdover directors do not participate in these deliberations. The company has not had a director stand for election who did not receive majority vote support from the voting shareholders.
Shareholders Have the Right to Call Meetings
Our bylaws provide that special meetings of our shareholders may be called by shareholders representing at least 25 percent of the company’s outstanding shares if certain notice and other procedural requirements are followed and if the board determines that the matters of business to be brought before the meeting are appropriate for shareholder action under applicable law.
We Maintain and Live by Our Code of Ethics

Integrity is a core value at Weyerhaeuser. We have a strong culture of ethics and integrity at every level of our company. Since our founding in 1900, we have consistently been recognized for our ethical business practices, compliance and high standards. In 2025, we were named for the 16th time as one of the World’s Most Ethical Companies® by Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices.
Our Code of Ethics is currently in its tenth edition and applies to all employees and members of our board. It is an expression of our commitment and shared responsibility to conduct our business affairs ethically with stakeholders, including employees, communities, customers, suppliers, contractors and shareholders. We will notify shareholders on our website at weyerhaeuser.com of any waiver granted by the board of directors under the Code of Ethics for an executive officer or director. No such waivers were considered or granted for any executive officer or director in 2024. The current edition of the Code of Ethics is available on our website at weyerhaeuser.com/company/values/integrity/.

How You Can Communicate with Our Board
Communications to the board of directors may be sent to Weyerhaeuser Company, Attention: Corporate Secretary, 220 Occidental Avenue South, Seattle, Washington 98104 and marked to the attention of the board or any of its committees, the independent directors as a group or one or more individual directors. Communications may also be sent by email to CorporateSecretary@weyerhaeuser.com. Communications will be processed by the Corporate Secretary before forwarding them to the addressee. Communications that are improper or not relevant to the company or its activities, or requests for general information about the company, generally will not be forwarded to the directors.

2025 Annual Meeting & Proxy Statement | 15

Item 1. Election of Directors
The following ten persons identified are nominated to be elected as directors at the 2025 annual meeting for one-year terms expiring at the 2026 annual meeting. All nominees were elected as directors by shareholders at the 2024 annual meeting for a one-year term expiring at the 2025 annual meeting.
Nominees for Election

Mark A. Emmert

Director Since: 2008
Age: 72
Education:
•
B.A. Political Science - University of Washington
•
M.P.A. and PhD Public Policy - Syracuse University
Committees:
•  Compensation
•
Governance & Corporate Responsibility

Business Experience:
•  President, National Collegiate Athletic Association (2010 to 2023)
•  President, University of Washington (2004 to 2010)
•  Chancellor, Louisiana State University (1999 to 2004)
•  Chancellor and Provost, University of Connecticut (1994 to 1999)
•  Provost and Vice President for Academic Affairs at Montana State University (1992 to 1995)
•  Faculty and administrative positions, University of Colorado (1985 to 1992)
Board Experience:
•  Expeditors International of Washington, Inc. (2008 to present)
•  Omnicare, Inc. (2011 to 2015)
Other Experience:
•  Fellow of the American Council on Education
•  Life Member of the Council on Foreign Relations
•  Fellow of the National Academy of Public Administration
•  Fulbright Fellow
Qualifications:
•
Experienced executive leadership of large and complex educational, healthcare and athletics organizations
•
Extensive background in government, public policy, international affairs and strategic planning
•
Significant experience overseeing public company governance and executive compensation matters

Rick R. Holley

Director Since: 2016
Age: 73
Education:
•
B.S. Accounting & Business Administration – San Jose State University
•
Advanced Executive Program – Northwestern University
Committees:
•  Compensation (Chair)
•  Executive

Business Experience:
•  President and CEO, Plum Creek Timber Company, Inc. (1994 to 2016)
•  CFO, Plum Creek Timber Company, Inc. (1989 to 1994)
Board Experience:
•  Avista Corporation (2011 to 2014)
•  Plum Creek Timber Company, Inc. (1999 to 2016)
Other Experience:
•  Former Member, the Economic Advisory Council at the Federal Reserve Bank of San Francisco
•  Former Director, the National Alliance of Forest Owners and the Sustainable Forestry Initiative®
Qualifications:
•
Significant executive leadership experience, having previously served as one of the longest tenured principal executive officers in the timber industry
•
Extensive understanding of the company’s industry and business lines
•
Executive and board experience in strategic planning, corporate governance, finance, government affairs, risk oversight and public company executive compensation

16 | Weyerhaeuser Company

Sara Grootwassink Lewis

Director Since: 2016
Age: 57
Education:
•
B.S. Finance - University of Illinois, Urbana Champaign
•
Certified Public Accountant, registered in Illinois
•
Chartered Financial Analyst
Committees:
•  Audit (Chair)

Business Experience:
•
Founder and CEO, Lewis Corporate Advisors (2009 to 2018)
•
Executive Vice President and CFO, Washington Real Estate Investment Trust Company (2002 to 2009)
•
Vice President of Finance and Investor Relations, Corporate Office Properties Trust (1999 to 2001)
•
Sell-side REIT equity analyst, Johnston, Lemon & Co. (1997 to 1999)
Board Experience:
•
Healthpeak Properties, Inc. (2019 to present)
•
Freeport-McMoRan Inc. (2021 to present)
•
PwC LLP U.S. (2024 to present)
•
Sun Life Financial, Inc. (2014 to 2021); PS Business Parks, Inc. (2010 to 2019); Plum Creek Timber Company, Inc. (2013 to 2016); Adamas Pharmaceuticals, Inc. (2014 to 2016); CapitalSource Inc. (2004 to 2014)
Other Experience:
•
Senior Trustee, The Brookings Institution
•
Member, the Audit Committee Council of the Center for Audit Quality
•
Board Leadership Fellow and Delegate, the Advisory Council for Risk Oversight for the NACD
•
Leadership Board, the U.S. Chamber of Commerce Center for Capital Markets Competitiveness
•
Former Member, Public Company Accounting Oversight Board Standing Advisory Group
Qualifications:
•
Extensive executive, financial and real estate industry experience as a senior executive of a publicly traded REIT as well as a member of several public company boards
•
Significant public company board experience in audit, compensation and governance matters

Deidra C. Merriwether

Director Since: 2020
Age: 56
Education:
•
B.S. Chemical Engineering – North Carolina A&T State University
•
M.B.A. Finance and Operations Management - Indiana University’s Kelley School of Business
•
Executive Accounting Program – University of Texas at Austin
•
CFO Leadership Program – Harvard Business School
Committees:
•  Audit

Business Experience:
•  Senior Vice President and CFO, W.W. Grainger, Inc. (2021 to present)
•
Senior Vice President of North American Sales & Strategic Services, W.W. Grainger, Inc. (2017 to 2021)
•
Vice President of Pricing and Strategy, W.W. Grainger, Inc. (2015 to 2017)
•
Vice President of Finance, Americas, W.W. Grainger, Inc. (2013 to 2015)
•
Chief Operating Officer, Retail Formats; Senior Vice President and CFO, Retail Formats; Vice President of Procurement & Merger Integration; and Vice President of Kmart Real Estate Strategy, Sears Holding Corp. (2002 to 2013)
•
Finance, operations and management roles with Sears, Isiah Investments, PwC LLP and Eli Lilly & Company (1991 to 2002)
Board Experience:
•  Ann and Robert Lurie Children’s Hospital in Chicago, IL (2013 to 2024)
•
Sears Canada (2007 to 2010)
Other Experience:
•  Advisory Board, the North Carolina A&T State University Athletic Foundation
•  Board of Trustees, Ravinia Festival
•  Member, The Chicago Network and Women Corporate Directors organizations
Qualifications:
•
Significant breadth and depth of executive experience in the areas of finance, sales and international supply chain management
•
Extensive finance experience serving as the chief financial officer for one of the world’s largest industrial supply companies, as well as having served in several other professional finance roles
•
Served in several executive sales positions with significant profit and loss statement responsibilities

2025 Annual Meeting & Proxy Statement | 17

Al Monaco

Director Since: 2020
Age: 65
Education:
•
Business Administration Diploma, Accounting - Southern Alberta Institute of Technology (Canada)
•
M.B.A. Finance – University of Calgary (Canada)
•
Certificate, Management - Harvard Advanced Management Program
•
Chartered Professional Accountant Designation
Committees:
•  Compensation

Business Experience:
•  President and CEO, Enbridge Inc. (2012 to 2023)
•
Executive Vice President, Natural Gas Transmission and Renewable Energy; Executive Vice President, Major Projects Execution; President, Enbridge Gas Distribution; and Senior Vice President, Corporate Planning and Development, Enbridge Inc. (2003 to 2012)
Board Experience:
•  Canadian National Railway Company (2023 to present)
•  Enbridge and affiliated companies/publicly traded entities (2012 to 2023)
Other Experience:
•  Member, American Petroleum Institute
•  Former Member, U.S. National Petroleum Council
•  Former Member, The Business Council of Canada
•  Former Member, The Business Council of Alberta
•  Former Member, The Catalyst Canada Advisory Board
Qualifications:
•
Significant executive leadership experience in overseeing a large and complex North American and international energy infrastructure organization with geographically diverse and capital-intensive operations
•
Extensive background in natural resources development, technology, international operations, strategic planning and human resource management
•
Executive and board experience with capital markets, mergers and acquisitions, regulated businesses, government policy, environmental, social and governance matters and public company executive compensation

James C. O’Rourke
Director Since: 2023 Age: 64 Education: • B.A.Sc Mining Engineering - University of British Columbia (Canada) • E.M.B.A. International Finance – INSEAD (France) Committees: • Compensation
Business Experience:
•
President and CEO (2015-2023); Executive Vice President, Operations and Chief Operating Officer (2012 to 2015); and Executive Vice President, Operations (2009 to 2012), The Mosaic Company
•
President, Australia Pacific for Barrick Gold Corporation (2006 to 2008)
•
Various management, engineering and other roles in the mining industry in Canada and Australia
Board Experience:
•
Toro Company (2012 to present)
•
Rio Tinto Ltd. (2023 to present)
•
The Mosaic Company (2015 to 2023)
Qualifications:
•
Significant executive leadership experience in overseeing a global producer of some of the most important nutrients in agriculture
•
Extensive background in commodities markets, procurement and managing international supply chains and customers, as well as deep leadership expertise in driving innovation, operational efficiency, safety and sustainability performance
•
Executive and board experience with public company executive compensation and governance matters

18 | Weyerhaeuser Company

Nicole W. Piasecki

Director Since: 2003
Age: 62
Education:
•
B.S. Mechanical Engineering – Yale University
•
M.B.A. Business – University of Pennsylvania
Committees:
•
Governance & Corporate Responsibility (Chair)
•
Compensation

Business Experience:
•
Vice President and General Manager of the Propulsion Systems Division of Boeing Commercial Airplanes (2013 to 2017); Senior Vice President, Business Development and Strategic Integration (2010 to 2013); President of Boeing Japan (2006 to 2010); Vice President of Marketing and Business Strategy for Boeing Commercial Airplanes (2003 to 2006); and Vice President of Sales, Leasing Companies (2000 to 2003), The Boeing Company (1991 to 2000)
Board Experience:
•  BWX Technologies, Inc. (2024 to present)
•  BAE Systems PLC (2019 to present)
•  Howmet Aerospace Inc. (2020 to 2023)
•  Kymeta Corporation (2022 to present)
Other Experience:
•  Senior Advisor, Mitsubishi Heavy Industries, Ltd. in Tokyo
•  Director, The Stimson Center
•  Member, Advisory Council of the Federal Aviation Administration
•  Former Trustee, Seattle University
•  Former Director, Seattle Branch of the Federal Reserve Bank
•  Former Member of the Board of Governors, American Chamber of Commerce of Japan (Tokyo)
Qualifications:
•
Significant executive experience in overseeing one of the largest and most complex business divisions of a leading global aircraft and air defense systems designer and manufacturer
•
Extensive background in capital-intensive industries, sales and marketing, strategic planning and international operations and relations
•
Considerable board experience in public company executive compensation and governance matters

Lawrence A. Selzer

Director Since: 2016
Age: 65
Education:
•
B. S. Environmental Science – Wesleyan University
•
M.B.A. Business – University of Virginia
Committees:
•  Executive (Chair)
•  Audit
•
Governance & Corporate Responsibility

Business Experience:
•
President and CEO, The Conservation Fund (2001 to present)
Board Experience:
•
Plum Creek Timber Company, Inc. (2012 to 2016)
Other Experience:
•
Director, American Bird Conservancy
•
Director, Leading Harvest
•
Former Trustee, Manomet, Inc.
•
Former Chairman, Outdoor Foundation
Qualifications:
•
Significant executive leadership experience in managing and overseeing a large, complex and geographically diverse environmental conservation organization
•
Experience and expertise in the areas of conservation procurement, conservation finance, timberland acquisitions and dispositions and real estate management
•
Considerable board experience in public company executive compensation and audit matters

2025 Annual Meeting & Proxy Statement | 19

Devin W. Stockfish
Director Since: 2019 Age: 51 Education: • B.S. Mechanical Engineering – University of Colorado • J.D. – Columbia University School of Law Committees: • Executive
Business Experience:
•
President and CEO, Weyerhaeuser Company (2019 to present)
•
Senior Vice President, Timberlands; Vice President, Western Timberlands; Senior Vice President, General Counsel and Corporate Secretary; Assistant General Counsel, Weyerhaeuser Company (2013 to 2019)
•
Vice President and Associate General Counsel, Univar Inc. (2010 to 2013)
•
Attorney, Starbucks Corporation (2007 to 2010)
•
Attorney, K&L Gates LLP (2002 to 2007)
•
Engineer, The Boeing Company (1996 to 1999)
Board Experience:
•
Xcel Energy Inc. (2025 to present)
Other Experience:
•
Board Chair, National Alliance of Forest Owners
•
Policy Advisory Board Member, Harvard Joint Center for Housing Studies
Qualifications:
•
Significant executive leadership experience in overseeing the largest and most geographically diverse integrated timber and forest products company in North America
•
Experience and background in capital-intensive industries, mergers and acquisitions, corporate finance, legal and regulatory matters and strategic planning, as well as deep leadership expertise in driving innovation, operational efficiency, safety and sustainability performance
•
Experience with public company executive compensation, governance and audit matters

Kim Williams
Director Since: 2006 Age: 69 Education: • B.A. French and Economics – Kingston Polytechnic (UK) • M.S. Economics – University of London (UK) Committees: • Audit • Governance & Corporate Responsibility
Business Experience:
•
Senior Vice President and Associate Director of Global Industry Research (2001 to 2005); Partner and various other management positions (1986 to 2001), Wellington Management Company LLP
•
Vice President, Industry Analyst, Loomis, Sayles & Co., Inc. (1982 to 1986)
Board Experience:
•
E.W. Scripps Company (2008 to present)
•
Xcel Energy Inc. (2009 to present)
•
MicroVest (2007 to 2021)
Other Experience:
•
Life Trustee, Concord Academy
•
Member, Women’s Health Leadership Council of Brigham and Women’s Hospital in Boston, MA
•
Trustee, The James Beard Foundation
•
Former Director, Oxfam America
Qualifications:
•
Significant executive experience in investment management and operations, serving as a senior executive of one of the world’s leading investment asset management organizations
•
Extensive understanding of the investor perspective and experience and a background in corporate finance, strategic planning and international operations
•
Considerable public company board experience in audit and governance matters

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly executed proxies will be voted “FOR” the foregoing nominees. The board anticipates that each of the foregoing nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

The board of directors recommends that shareholders vote “FOR” the election of each of the foregoing nominees.

20 | Weyerhaeuser Company

Board and Committee Meetings in 2024
The following table summarizes meeting information for the board and each of the board’s committees in 2024. Directors attended 98 percent of the total meetings of the board and committees on which they served in 2024.

	Board of Directors	Audit	Compensation	Governance and Corporate Responsibility	Executive
Total Meetings in 2024	4	7	4	3	—

Director Compensation
Nonemployee Director Compensation Program for 2024
The board believes that the level of nonemployee director compensation should be based on board and committee responsibilities and be competitive with comparable companies. The board also believes that a significant portion of nonemployee director compensation should be awarded in the form of equity to align director interests with the long-term interests of shareholders.
Director compensation for 2024 included the following components:

Description of Fee	Cash or Cash Equivalent Amount ($)
Annual Retainer — Cash	120,000
Annual Retainer — Restricted Stock Units	180,000
Board Chair Retainer — Cash	80,000
Board Chair Retainer — Restricted Stock Units	85,000
Audit/Compensation Committee Chair Retainer — Cash	20,000
Governance & Corporate Responsibility Committee Chair Retainer — Cash	15,000

There are no meeting fees, and retainer fees are paid annually following the annual shareholders’ meeting. Retainers for the board and committee chairs are paid in addition to the annual cash and Restricted Stock Unit (“RSU”) retainers.
The Compensation Committee is responsible for annually reviewing our nonemployee director compensation practices in comparison to those of comparable companies. Our program reflects best practices, including:
•	Retainer-only compensation with no fees for attending meetings, which is an expected part of board service
•	Additional retainers for special roles, such as board and committee chairs, to recognize incremental time and effort involved
•	Equity delivered in the form of full-value shares, with short (one-year) vesting to avoid director entrenchment
•	Director stock ownership requirements of 5x the annual cash retainer (currently $600,000)
•	Expense reimbursement for actual travel and other out-of-pocket expenses incurred in relation to board service
The Compensation Committee works with its independent compensation consultant, FW Cook, to ensure the program remains competitive. This review includes a competitive analysis of our nonemployee director compensation program against the practices of the companies in the peer group used for executive compensation comparisons.

2025 Annual Meeting & Proxy Statement | 21

The following table shows the annual compensation of our nonemployee directors for 2024.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards(2) ($)	Total ($)
Mark A. Emmert	120,000	179,982	299,982
Rick R. Holley	220,000	264,999	484,999
Sara Grootwassink Lewis	140,000	179,982	319,982
Deidra C. Merriwether	120,000	179,982	299,982
Al Monaco	120,000	179,982	299,982
James C. O’Rourke	120,000	179,982	299,982
Nicole W. Piasecki	135,000	179,982	314,982
Lawrence A. Selzer	120,000	179,982	299,982
Kim Williams	120,000	179,982	299,982

(1)
The amount for Ms. Lewis includes cash compensation of $20,000 for her service as chair of the Audit Committee during 2024. The amount for Ms. Piasecki includes cash compensation of $15,000 for her service as chair of the Governance and Corporate Responsibility Committee during 2024. The amount for Mr. Holley includes cash compensation of $80,000 for his service as chairman of the board and $20,000 for his service as chair of the Compensation Committee during 2024. Ms. Merriwether chose to defer her cash retainer into an interest-bearing account under the terms of our Fee Deferral Plan for Directors. Amounts deferred into an interest-bearing account, together with accrued interest, will be paid in cash following the director’s termination of service.

(2)
Amounts reflect the grant date fair value of director compensation paid in the form of RSUs or deferred stock equivalent units. The grant date fair value for all directors was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The amount for Mr. Holley includes a stock award of $85,000 for his service as chairman of the board during 2024. The following directors chose to defer their RSUs into stock equivalent units under our Fee Deferral Plan for Directors and were credited with the following stock equivalent units: Mr. Holley, 8,525 units, and Mses. Lewis and Merriwether, 5,790 units each. Amounts deferred into stock equivalent units under the Fee Deferral Plan for Directors, together with accrued dividend equivalent units, will be paid following the director’s termination of service in the form of shares of the company’s common stock.

The number of RSUs paid to directors was determined by dividing the dollar amount of the retainer equity award by the market price of Weyerhaeuser Company common stock on the date of grant and rounding it down to the nearest whole number. Directors did not receive cash payment in lieu of partial RSUs. For 2024 awards, 8,525 RSUs were granted to Mr. Holley and 5,790 RSUs to each of the other directors. The RSUs vest over one year and will be settled in shares of the company’s common stock on May 8, 2025 (the day prior to the company’s 2025 Annual Meeting of Shareholders). Directors who leave the board during the one-year period receive a pro rata number of shares on the settlement date. RSUs granted to directors are credited with dividend equivalent units during the one-year vesting period.
Deferral Options for Cash and Equity Retainer
Directors may elect to defer all or a portion of the annual cash and equity retainer payments under the Fee Deferral Plan for Directors. A director may elect to defer the cash retainer into an interest-bearing account (with interest in accordance with the plan at 120 percent of the applicable federal long-term rate (“AFR”) as published by the IRS in January of each plan year) or to defer the cash or equity portion of the retainer into stock equivalent units. In the case of cash fees, the number of credited stock equivalent units is determined by dividing the amount of cash deferred by the market price of the company’s common stock on the date such fees would have been paid. In the case of equity fees, the RSUs are deferred into an equal number of stock equivalent units. In each case, stock equivalent units are credited with dividends during the deferral period.
Amounts deferred into cash are paid in cash, and amounts deferred into stock equivalent units are paid in company stock, in each case at the end of the deferral period, but in no event earlier than the director’s separation from service to the board, in accordance with the requirements and limitations of Section 409A of the Internal Revenue Code (“IRC”). Canadian directors who defer fees into stock equivalent units may elect to receive cash payments instead of company stock.
Annual Shareholder Meeting Attendance
Members of the board of directors are expected to attend the company’s annual shareholder meetings, if possible. All directors serving at the time of the 2024 annual meeting attended the meeting.

22 | Weyerhaeuser Company

Item 2. Approve, on an Advisory Basis, Compensation of the Named Executive Officers
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended, and related rules of the SEC, we are asking our shareholders to indicate their support for the compensation of our named executive officers (“NEOs”) as described in this proxy statement. This annual proposal, commonly known as a Say-on-Pay proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. Shareholders should review the entire proxy statement and, in particular for this item of business, all of the information set forth under Executive Compensation beginning on page 24.
This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the 2025 annual meeting:
“RESOLVED, that Weyerhaeuser Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the company’s proxy statement for the 2025 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related disclosures.”
This Say-on-Pay vote is advisory and therefore will not be binding on the company, the Compensation Committee or our board of directors. However, our board of directors and our Compensation Committee greatly value the opinions of our shareholders and will therefore carefully review and consider the voting results on this item of business as it does each year.

The board of directors recommends that shareholders vote “FOR” the advisory proposal to approve the compensation of our named executive officers.

Compensation Committee Report
The Compensation Committee acts on behalf of the board of directors to establish and oversee the company’s executive compensation program in a manner that serves the interests of Weyerhaeuser and its shareholders. For a discussion of the committee’s policies and procedures, see Our Board Committees — Compensation Committee on page 9. The company’s management has prepared the Compensation Discussion and Analysis included in this proxy statement. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and those discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for the company’s 2025 Annual Meeting of Shareholders and incorporated by reference into the company’s 2024 Annual Report on Form 10-K.

2025 Annual Meeting & Proxy Statement | 23

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation philosophy and practices and the material elements comprising our compensation program. It also explains the process that the Compensation Committee uses to determine compensation and benefits for our NEOs. For 2024, our NEOs are:

Named Executive Officer	Title
Devin W. Stockfish	President and Chief Executive Officer
David M. Wold	Senior Vice President and Chief Financial Officer
Russell S. Hagen(1)	Former Senior Vice President and Chief Development Officer
Kristy T. Harlan	Senior Vice President, General Counsel and Corporate Secretary
Travis A. Keatley	Senior Vice President, Timberlands
Keith J. O’Rear(2)	Former Senior Vice President, Wood Products

(1)	Mr. Hagen retired as Senior Vice President and Chief Development Officer, effective December 31, 2024. He remained with the company as a strategic advisor until March 3, 2025.
(2)	Mr. O’Rear retired as Senior Vice President, Wood Products, effective June 3, 2024. He remained with the company as a strategic advisor until January 2, 2025.
Executive Summary
Executive Compensation Philosophy and Practices
Our executive compensation program is designed to provide a market-competitive pay opportunity that ensures we attract and retain top talent, with pay directly linked to the achievement of short- and long-term business results. The Compensation Committee reviews our executive compensation program components, targets and payouts on an annual basis and considers feedback we receive from our shareholders to ensure that compensation is appropriately linked to performance against company strategy and aligned with the interests of our shareholders.
We achieve our objectives through an executive compensation program that:
•	Offers competitive pay opportunity to attract and retain top talent
•	Emphasizes pay-for-performance that drives superior financial results and value creation
•	Provides strong alignment with the interests of our shareholders
•	Mitigates unnecessary and excessive risk-taking
Program Structure and Practices
The structure and components of our executive compensation program provide a balanced focus on both long-term strategic and financial objectives and shorter-term business objectives.

*	Percentages are approximations and reflect mathematical rounding

24 | Weyerhaeuser Company

Our Leading Compensation Practices

No employment agreements

No tax gross-ups for “golden parachute” excise taxes

Compensation recovery policy that exceeds SEC and NYSE requirements

Annual review of compensation risks and peer compensation data

Significant weighting of pay tied to performance-based compensation

Modest executive perquisites limited to relocation-related benefits, executive health screening, financial planning services and, when necessary, security services

Equity awards with multiyear vesting comprise a significant portion of total compensation

Directors and officers are prohibited from hedging or pledging company stock

Rigorous and measurable goal setting aligned with business strategy, including quantifiable and measurable ESG-related goals

Robust stock ownership requirements for the CEO (6x salary) and senior vice presidents (3x salary)

An independent compensation consultant, FW Cook, to advise the Compensation Committee

“Double trigger” accelerated vesting of our long-term incentive equity awards upon a change of control

Balanced focus on both long-term strategic and financial objectives and shorter-term business objectives

2024 Performance and Incentive Compensation Outcomes
For 2024, each of our business segments delivered solid financial and operating results despite challenging market conditions. Our business and operating results drove key performance metrics in the variable elements of our compensation program, reflecting our emphasis on pay-for-performance. Following is a summary of how we performed against our short-term incentive goals under our Annual Incentive Plan (“AIP”) and how we performed against our long-term incentive goals under our PSU plan. For more information about these plans, see the discussion under Short-Term Incentive Plan beginning on page 30 and Long-Term Incentive Compensation — Performance Share Unit Awards beginning on page 35.
2024 Annual Incentive Plan Payout

TIMBERLANDS
$539 Million Adjusted EBITDA Financial Performance Metric	High Achieves Controllable Business Metrics Rating	107% of Target
REAL ESTATE, ENERGY & NATURAL RESOURCES
$349 Million Adjusted EBITDA Financial Performance Metric	High Achieves Controllable Business Metrics Rating	172% of Target
WOOD PRODUCTS
15.7% RONA Financial Performance Metric	Low Achieves Controllable Business Metrics Rating	42% of Target

Payout of 2022 Performance Share Unit Equity Award

Three-Year TSR Percentile Ranking	25.9%	51.8% of Target Performance Shares

2025 Annual Meeting & Proxy Statement | 25

We Received Strong Say-on-Pay Results in 2024
Shareholders communicated overall strong support of our compensation philosophy and programs with Say-on-Pay voting results in excess of 94 percent approval in 2024. Our Compensation Committee and board of directors value the opinions of our shareholders and consider those opinions as a key input when making compensation decisions. Historically, we have received very strong shareholder support for our compensation program. In addition to our regular shareholder engagement throughout the year, to the extent we were to receive a significant vote against the compensation of our NEOs, we would engage in vigorous and timely shareholder outreach and consider our shareholders’ feedback and concerns. The Compensation Committee would then evaluate whether responsive actions were necessary and implement any needed changes.
Compensation Philosophy and Principles
Competitive Pay To Attract and Retain Talent
Our executive officers, including our NEOs, are critical to our success. That is why we design our executive compensation program to attract, retain and motivate top executive talent.
Comparative Market Data
We annually review market compensation data to determine whether target compensation for our executive officers remains competitive and make adjustments when appropriate. Our market assessment includes evaluation of base salary, annual and long-term incentive opportunities and other rewards such as health benefits and retirement programs. Our philosophy is to set total target compensation and benefit levels within the median range of market pay and benefit levels. Each component of total compensation and other benefits is intended to be consistent with market practices to help the company attract and retain talented executives.
We use comparative executive compensation data publicly available from a designated peer group of companies to help evaluate the competitiveness of our executive compensation program. We also review the competitive performance of our peers to help establish performance targets for incentive plans and to assess appropriate payout levels for performance. In addition, we review various pay surveys, including surveys of pay practices of forest products companies and comparably sized manufacturing companies, as well as general industry data for similarly sized companies. The peer group and survey data are generally reviewed separately to understand pay differences, if any, by industry or business segment and to assess whether changes in pay data from year to year reflect true market trends.
In analyzing this information, we compare the pay of individual executives if we believe the positions are sufficiently similar to make meaningful comparisons. We also consider each executive’s level of responsibility, prior experience, job performance, contribution to the company’s success and results achieved. The Compensation Committee exercises its judgment and does not apply formulas or assign specific mathematical weights to individual factors.
For the market assessment conducted to help the Compensation Committee set 2024 executive target pay opportunities, total target compensation for our NEOs relative to similarly situated executive officers in the competitive market was generally within the median range.

26 | Weyerhaeuser Company

Peer Group for 2024 Compensation Opportunities
When establishing 2024 median target pay opportunities for our NEOs, the Compensation Committee reviewed competitive market data in February 2024 for the following group of comparator companies:

Company	Revenue(1) ($MM)	Market Cap(2) ($MM)
Air Products & Chemicals, Inc. (APD)	$12,423	$60,846
AvalonBay Communities, Inc. (AVB)	$2,781	$26,555
Ball Corporation (BLL)	$14,029	$18,136
BXP, Inc. (BXP)(3)	$3,236	$11,012
Crown Castle Inc. (CCI)	$6,981	$49,957
Eastman Chemical Company (EMN)	$9,210	$10,645
Equinix, Inc. (EQIX)	$7,754	$75,613
Equity Residential (EQR)	$2,874	$23,224
International Paper Company (IP)	$18,916	$12,509
Iron Mountain Incorporated (IRM)	$5,480	$20,433
Nutrien Ltd (NTR)	$28,082	$25,679
Packaging Corporation of America (PKG)	$7,802	$14,491
PPG Industries, Inc. (PPG)	$18,246	$35,264
Public Storage (PSA)	$4,546	$53,630
Simon Property Group (SPG)	$5,659	$46,536
The Mosaic Company (MOS)	$13,696	$11,678
Ventas (VTR)	$4,500	$20,041
WestRock Company (WRK)	$20,007	$10,650
75th Percentile	$13,946	$43,718
50th Percentile	$7,778	$21,829
25th Percentile	$4,779	$13,004
Weyerhaeuser Company (WY)	$7,674	$25,382

(1)	Four quarters of revenue closest to 2023 calendar year-end.
(2)	As of December 31, 2023.
(3)	Boston Properties, Inc. changed its name to BXP, Inc. during 2024.
Each year, the Compensation Committee works with FW Cook, its independent compensation consultant, to review and assess the composition of the peer group and make any necessary changes to maintain the company within the group median range in terms of revenue and market capitalization. We also aim to select a peer group comprised of a roughly 50/50 mix of companies representing the Real Estate Investment Trust (“REIT”) and basic materials industries. There were no changes to the peer group from 2023 for 2024 compensation decisions. However, in light of the acquisition of WestRock Company by Smurfit Kappa Group in Q2 2024, the peer group for the 2025 compensation cycle was updated to remove WestRock Company and add Builders FirstSource (BLDR). Builders FirstSource helps maintain Weyerhaeuser’s near-median size ranking and is in an industry that is relevant to the company’s business.

2025 Annual Meeting & Proxy Statement | 27

Pay-for-Performance
Our compensation program is designed to reflect a strong focus on the pay-for-performance approach that drives superior financial results and value creation and strongly aligns our executives’ interests with those of our shareholders. We tie pay to performance by:
•	Structuring a significant portion (61 percent for the CEO, 56 percent for other NEOs) of executives’ pay as performance-based compensation
•	Evaluating performance against rigorous, preset performance goals
•	Using performance to allocate more compensation to higher-performing businesses and employees
•	Exercising negative discretion to reduce incentive compensation otherwise payable upon achievement of preset goals to adjust for negative business occurrences
Setting Challenging Goals and Evaluating Our Performance
We design our compensation program to reward the achievement of specific financial, strategic and individual performance goals. The Compensation Committee certifies achievement of our financial and controllable business metric goals, and we use an annual performance management process to assess individual performance. Both business and individual goals are established at the beginning of the year and are clear, measurable and performance based. Performance goals tend to include a broad spectrum of metrics that are aligned with our vision, including goals relating to financial and operating results, human capital management, environment and sustainability, customer value delivery and safety. The Compensation Committee and the board review the CEO’s performance against his goals annually.
The Compensation Committee believes that challenging performance goals, considered in the appropriate context, are the best measure of our performance. In some market conditions, the rigor of our performance goals can be accurately assessed with year-over-year absolute increases to our financial or operational excellence (“OpX”) targets. However, in a commodity market facing significant downward pricing pressure, equal or lower performance targets could be as, or more, rigorous and challenging. For example, we consider harvest levels, which fluctuate from year to year, in setting targets for our AIP. One of the main reasons for these fluctuations is our commitment to sustainable forestry practices, a fundamental element of our vision and strategy. We do not make up for changes in portfolio mix by harvesting more logs. We believe that this commitment to sustainable harvest management, which requires that we limit our harvest levels to maximum sustainable yield, is aligned with our company’s and our shareholders’ best long-term interests. Similarly, we manage our real estate assets for long-term shareholder value and therefore consider a variety of factors in setting our annual budget for this business, including but not limited to timing relative to prevailing or expected market conditions. We also set challenging goals for our Wood Products business that are focused on reducing operating costs and improving mill reliability. This in turn enables us to continue to operate profitably in low commodity pricing markets and maintain consistent supply for our customers. Beyond operating conditions, flat or lower performance targets might also reflect the financial impact of recently sold assets or businesses. For these reasons, the Compensation Committee believes it is important to set and evaluate performance goals in an appropriate business and operating context.
Strong Alignment with Shareholders
Our compensation program is also designed to reflect a strong alignment with the interests of our shareholders, which we believe is a key component of a successful executive compensation program. We achieve this alignment by structuring our program and policies so that:
•	A significant portion (73 percent for the CEO; 62 percent for other NEOs) of our executives’ pay is in the form of equity compensation
•	Our PSU awards, which account for 60 percent of the equity awards for our executives, are tied to a three-year relative TSR measure
•	Our stock ownership requirements ensure that our executives hold a significant amount of our stock (6x salary for our CEO and 3x salary for our other executives)
Our mix of short-term (AIP) and long-term (PSUs and RSUs) incentives, with a significant portion of total compensation provided through long-term incentives, encourages executive focus on both long-term strategic and financial objectives and shorter-term business objectives without introducing excessive risk. In general, employees with more ability to directly influence overall company and business segment performance have a greater portion of their overall compensation provided through long-term incentives.

28 | Weyerhaeuser Company

Mitigation of Unnecessary and Excessive Risk-Taking
In designing our executive compensation program, we aim to meet our objectives while implementing and maintaining leading practices that discourage unnecessary and excessive risk-taking. This includes:
•	Balance between fixed and variable compensation
•	Balance between cash and equity compensation
•	Compensation recovery policy to ensure accountability
•	Policy prohibiting hedging and pledging of company stock by directors and officers
•	Balance between short- and long-term incentives
•	Diversification of performance metrics
•	Cap on bonus payments
•	Robust executive stock ownership requirements (6x salary for the CEO and 3x salary for other executives)
•	Independent board committee oversight and committee discretion to adjust awards downward as it deems appropriate
Compensation Program Design
Our Industry
We operate in a cyclical industry, and our profitability with respect to many of our products can fluctuate significantly based upon factors beyond our control. Among the most important of these are macroeconomic factors that affect demand, and thus market prices, for our commodity products. Consistent with our focus on long-term shareholder value, we manage our timber assets on a sustainable basis. With that in mind, we do not make short-term management decisions that could negatively affect the long-term value of our timberlands in response to temporarily challenged commodity pricing environments. Likewise, we manage our manufacturing assets so they can operate reliably and profitably even during market downturns, which in turn helps us maintain a dedicated and skilled workforce and ensure a predictable supply of products to our customers.
Our compensation program is designed to reflect the business context in which we operate. It is vitally important that we retain top talent and incentivize our senior leaders to make the right long-term value decisions for our shareholders throughout the business cycle. We accomplish this by combining short- and long-term incentives that are tied to a range of key performance indicators. These include absolute financial performance goals, as well as strategic business metrics that relate to operational excellence, sustainability practices and human capital management. Each year, goals are designed and set to be more challenging than prior-year goals, but at the same time we take into account the market conditions and commodity pricing environments in which our businesses will operate.
Role of the Compensation Committee, Compensation Consultant and Management
Compensation Committee
The Compensation Committee oversees and administers our executive compensation program. This includes establishing performance goals for our incentive compensation plans, annually examining and approving a peer group of companies used to benchmark compensation and setting the compensation of our NEOs.
Independent Compensation Consultant
FW Cook has been engaged by the Compensation Committee to act as its compensation consultant and to advise the committee in the discharge of its responsibilities relating to our executive and board of directors compensation programs.
The Compensation Committee has sole authority from the board of directors for the appointment, compensation and oversight of FW Cook, which reports directly to the committee. FW Cook provides no services to the company other than these compensation consulting services and has no other direct or indirect business relationships with the company or any of its affiliates. The Compensation Committee has reviewed the independence of FW Cook and has concluded that FW Cook’s engagement and work do not raise a conflict of interest.
Management
Our CEO and chief administration officer each play an important role in the Compensation Committee’s process for determining executive compensation opportunities. For 2024, human resources executives presented to the committee specific compensation recommendations for all executive officers other than the CEO. These recommendations were developed in consultation with the chief administration officer and the CEO and were accompanied by supporting market data generated by FW Cook. The CEO also provided the committee with his general views on compensation matters and on the performance of the executive officers who report to him. Exercising its independent judgment, the committee made final decisions for 2024 executive compensation opportunities. Decisions related to the CEO’s 2024 compensation opportunities were made independently by the committee in direct consultation with FW Cook and then were recommended to the board of directors for its approval. The CEO, who was also a director during 2024, did not participate in and was not present for the board’s discussions to review and approve the Compensation Committee’s recommendation regarding his compensation.

2025 Annual Meeting & Proxy Statement | 29

Compensation Components
To provide a competitive overall compensation and benefits package that is tied to creating shareholder value and supports the execution of our business strategies throughout the business cycle, we use a range of compensation components. The combination and the amount of each component are influenced by our compensation goals, market data, the role of the executive in the company and the total value of all the compensation and benefits available to the executive. The following is a summary of our 2024 executive officer compensation program:

Element	Objectives and Basis
Base salary	Provide fixed compensation within the median market range commensurate with job responsibilities and experience to attract and retain executive talent
Annual cash incentives	Provide annual cash incentive opportunity targeted within the median market range to incentivize performance against key operational metrics aligned with our strategy
Long-term incentives — Performance Share Units	Provide long-term incentive opportunity targeted within the median market range to drive company performance and align executive and shareholder interests over a three-year performance period
Long-term incentives — Restricted Stock Units	Provide long-term incentive opportunity targeted within the median market range to align executive and shareholder interests and retain top executive talent through long-term equity vesting
Retirement benefits	Provide retirement benefits within the median market range
Deferred compensation benefits	Allow executives to defer the receipt of compensation and related income inclusion for income tax purposes
Medical and other benefits	Provide benefits package within the median market range comprised of benefits offered to all employees

Base Salary
Base salary is the principal fixed element of executive compensation. In setting base salaries for executives, the Compensation Committee generally targets base salary to be within the median market range based on data from both the peer group companies previously described and general industry executive surveys for the applicable executive role. We also consider other factors to allow us to meet our objective of attracting and retaining top talent, such as the company’s performance, relative pay among executives, the executive’s individual performance and his or her experience. The Compensation Committee reviews executive salaries annually.
Following are the base salaries set by the Compensation Committee in February 2024 for our NEOs. The committee increased base salaries for NEOs other than the CEO to maintain competitiveness within the median market range.

Named Executive Officer	Base Salary Set for 2024
Devin W. Stockfish	$1,300,000
David M. Wold	$680,000
Russell S. Hagen	$700,000
Kristy T. Harlan	$630,000
Travis A. Keatley	$645,000
Keith J. O’Rear	$705,000

Short-Term Incentive Plan
Our AIP is an annual cash incentive plan designed to motivate our executive officers to drive strong financial and business unit performance and to provide a clear link between pay and performance.

30 | Weyerhaeuser Company

Plan Mechanics
At the beginning of the year, each AIP participant, including each of our NEOs, was assigned a target bonus opportunity that reflected competitive practices in the market for similar positions. Target bonus opportunities in 2024 were 165 percent of base salary for our CEO and 100 percent of base salary for the other NEOs. The maximum potential bonus that may be earned by any executive officer is 200 percent of target value. Target opportunity for the CEO AIP was increased by five percent from 2023 to maintain competitiveness within the median market range.
Funding is calculated using financial performance metrics and controllable business metrics for each of the company’s three business segments, with the financial performance metrics weighted 60 percent and the controllable business metrics weighted 40 percent. Controllable business metrics performance goals for 2024 are discussed in more detail on page 32.
Metrics in each category are discrete, measurable and rigorous and provide employees with a clear view of how business and individual performances affect compensation. Funding based on the financial performance and controllable business metrics ranges from 0 percent to 200 percent of target. The Compensation Committee maintains discretion to modify AIP awards notwithstanding actual performance goal achievement in appropriate circumstances.
Financial Performance Metrics (60%)
Financial performance metrics are established by the Compensation Committee at the beginning of each plan year and are not subject to adjustment by management. The committee determines the level of financial performance necessary for funding the threshold, target and maximum levels, which represent funding at 20 percent, 100 percent and 200 percent of target levels, respectively. If the applicable performance is below the threshold, the funding level for this portion of the AIP is 0 percent.
The committee undertakes a rigorous and comprehensive approach in setting these metrics. This process involves an in-depth analysis of a variety of critical factors, including:
•	Current and anticipated outlook of the commodities markets in which we operate
•	Prior year performance and competitive position for Timberlands and Real Estate, Energy & Natural Resources for setting target performance
•	Cost of capital and competitive position for setting Wood Products target performance
•	Internal benchmarks of outstanding performance for setting maximum performance for all business segments
This assessment by the committee ensures that our AIP targets are not only ambitious but also achievable and reflective of the dynamic market environment for our products.
For 2024 financial performance metrics, the Compensation Committee set Adjusted EBITDA targets for each of the Timberlands and Real Estate, Energy & Natural Resources businesses and a Return on Net Assets (“RONA”) target for the Wood Products business. The committee increased the Timberlands and the Real Estate, Energy & Natural Resources financial performance metrics targets slightly from 2023 targets. This adjustment was informed by a thorough analysis of expected market trends, including anticipated higher sales volumes and pricing in our Western and Southern Timberlands operations and continued growth of our NCS business. The Wood Products RONA targets, being a more enduring metric, remained the same based on commodity market dynamics. Integrating these insights, the committee set a level of financial performance that was both challenging and grounded in realistic market expectations.
The following table lists the financial performance metrics by business segment for 2024:

	Metric	Threshold (20% of Target Funding)	Target (100% of Target Funding)	Maximum (200% of Target Funding)
Timberlands	Adjusted EBITDA	$453 million	$647 million	$809 million
Real Estate, Energy & Natural Resources(1)	Adjusted EBITDA	$290 million	$320 million	$350 million
Wood Products	RONA	15%	30%	50%

(1)
Segment Adjusted EBITDA target of $320 million includes an NCS Adjusted EBITDA target of $75 million to support the strategic growth plan for the NCS business. Financial performance for the year is based on the result of both segment and NCS Adjusted EBITDA, weighted 75 percent and 25 percent, respectively.

Adjusted EBITDA. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, depletion, amortization, basis of real estate sold and special items. We use this as the principal performance measure for the Timberlands and Real Estate, Energy & Natural Resources segments because it is a well-understood measure of how well these businesses are generating cash and is a financial performance metric that is important to our shareholders. Adjusted EBITDA also aligns our cash incentive compensation program with how the company evaluates and reports its performance to shareholders and reflects the way senior management manages the company.
RONA. We define RONA as earnings before interest and taxes, or “EBIT”, divided by average net assets, which is total assets for Wood Products less cash and cash equivalents and current liabilities. We use RONA as the principal performance measure for our Wood Products business because of its strong link over time to TSR in the basic materials sector and for Weyerhaeuser. The use of this measure is intended to focus participants on generating profitability, both through increasing revenues and controlling costs. This measure also reinforces the importance of making disciplined capital investments that will improve the company’s overall returns.

2025 Annual Meeting & Proxy Statement | 31

Controllable Business Metrics (40%)
The remainder of the AIP funding determination is based on the performance of each business against certain controllable business metrics approved in advance by the Compensation Committee. Each year the committee sets a threshold, target and maximum level for the controllable business metrics portion of the total AIP award. The controllable business metrics include rigorous preset quantitative and qualitative goals for operational excellence, sustainability and human capital management that are both detailed and measurable.
Following is a description of the operational excellence, sustainability and human capital management goals that comprised the controllable business metrics portion of our 2024 AIP, along with their weighting. Goal metrics are shown for “target” performance and results are presented for each business segment.

Timberlands
Operational Excellence – 85%
•
Margin Improvement ($25 – $35 million)
•
Cost Avoidance (4 – 6 significant opportunities)
•
Efficiency (1 – 2 scale process improvements)
•
Cross-Business OpX ($15 – $20 million)
•
Future Value (2 – 4 gap improvement score against best-in-class silviculture/forestry benchmarks)

Results Exceeds ($39.8 million) Exceeds (7 opportunities) Exceeds (3 improvements) Exceeds ($20.8 million) Achieves (3.6 score)
	Sustainability – 5% • Maintain 100% certification to sustainable forestry practices	Results Achieves (Maintained certification with no major nonconformances)

Real Estate & ENR
Operational Excellence – 75%
• Real Estate Margin > Timber Net Present Value (80% – 110%)
•
Advance Acquisitions & Divestitures Business Development (Complete $150 – $250 million total acquisitions)
•
Woodbasket Optimization (4 – 8 woodbasket optimization assessments and roadmaps completed)
Results Exceeds (132%) Exceeds ($253 million) Exceeds (10 assessments and roadmaps)

Sustainability – 15%
•
Carbon Credit Projects (Complete a 3-component goal comprised of credits issued for sales on 2 projects by year end, development of 2 – 3 new projects and preparation of 2 – 3 new projects with ACR listing)
•
Natural Climate Solutions Market Development (Complete 2 new Carbon Capture and Storage (“CCS”) or 2 new CCS exploration or other NCS agreements)
•
Renewable Energy (Complete development of 6 – 12 new renewable energy lease agreements)
Results Below (2 out of 3 components completed) Achieves (2 new agreements) Exceeds (17 new renewable energy leases)

Wood Products
Operational Excellence – 85%
• Margin Improvement ($25 – $40 million)
•
Future Value (3.2 – 3.6 average reliability score)
•
Cost Avoidance (6 – 9 significant opportunities)
•
Efficiency (2 – 3 scale process improvements)
•
Cross-Business OpX ($15 – $20 million)

Results Below ($0.5 million) Below (3.0 score) Exceeds (11 opportunities) Exceeds (5 improvements) Exceeds ($20.8 million)
	Sustainability – 5% • Reduce Purchased Energy Intensity (which supports the reduction of GHG Emissions) by 0.8% – 1.2%	Results Below (Net increase)

All Business Segments	Human Capital Management Goals – 10% Succession planning, critical role placement and leadership development	Results High Achieves

32 | Weyerhaeuser Company

Bonus Allocation Process
After the end of each plan year, the Compensation Committee approves the funding for the AIP based on the performance of each business against its predetermined financial performance metrics and controllable business metrics. The bonus opportunities for executive officers are first multiplied by the level of funding achieved (for example, 50 percent funding would reduce an officer’s target opportunity by half). Funded awards may be adjusted up or down based on a qualitative and quantitative assessment of each officer’s individual performance rating against his or her preestablished performance goals and other individual performance criteria. In general, an executive officer will earn an annual incentive award at or near his or her funding-adjusted target level. However, the committee always retains discretion to adjust awards upward or downward in extraordinary circumstances.
Individual AIP awards are calculated as follows:

The chief executive officer and corporate function employees, including the chief financial officer and general counsel, receive annual bonuses based on a weighting of earned funding of the AIP for the business segments — 40 percent for Timberlands, 20 percent for Real Estate, Energy & Natural Resources and 40 percent for Wood Products — modified by the performance of the individual employee against his or her performance goals. This funding mechanism is designed to align the chief executive officer and chief financial officer and other corporate function executive leaders with the goals, priorities and success of all of our businesses, in which they each play a critical role.
AIP Funding for 2024
For 2024, AIP funding multiples were as follows:

	Financial Performance Metrics		Controllable Business Metrics
Business (Financial Measure)	2024 Financial Results	Funding Multiple (A)	2024 Business Metrics Results	Funding Multiple (B)	2024 Total Business Funding Multiple (A+B)
Timberlands	$539 million(1)	0.33	High Achieves	0.74	1.07
Real Estate, Energy & Natural Resources	$349 million(2)	1.12	High Achieves	0.60	1.72
Wood Products	$15.7%(3)	0.14	Low Achieves	0.28	0.42
Corporate Funding(4)	N/A	0.41	N/A	0.53	0.94

(1)	Reflects segment Adjusted EBITDA.
(2)
Reflects segment Adjusted EBITDA, which includes NCS Adjusted EBITDA of $84 million. Financial results and funding multiple are based on a 75 percent weighting of segment Adjusted EBITDA and a 25 percent weighting of NCS Adjusted EBITDA.

(3)	Reflects segment RONA.
(4)	Corporate funding is based on combined segment performance weighted 40 percent Timberlands, 20 percent Real Estate, Energy & Natural Resources, and 40 percent Wood Products.

2025 Annual Meeting & Proxy Statement | 33

AIP bonus targets and actual payout amounts for 2024 were as follows:

Named Executive Officer	Target Bonus (% of base salary)	Target Bonus Amount ($)	Funding Multiple	2024 Bonus Paid ($)	2024 Bonus Paid (% of target)
Devin W. Stockfish Corporate	165%	$2,145,000	0.94	$1,915,485	89%
David M. Wold Corporate	100%	$680,000	0.94	$640,000	94%
Russell S. Hagen Real Estate, Energy & Natural Resources	100%	$700,000	1.72	$1,200,000	171%
Kristy T. Harlan Corporate	100%	$630,000	0.94	$600,000	95%
Travis A. Keatley Timberlands	100%	$645,000	1.07	$690,000	107%
Keith J. O’Rear Wood Products	100%	$705,000	0.42	$280,000	40%

The earned AIP bonuses for Messrs. Hagen and Keatley were above target because the business funding multiples applicable to their respective AIP opportunities exceeded target. The earned AIP bonus for Mr. O’Rear was 40 percent of target because the business funding multiple applicable to his AIP opportunity was below target. The funding multiple for each of Messrs. Stockfish and Wold and for Ms. Harlan was based on the weighted combined performance of the Timberlands, Real Estate, Energy & Natural Resources and Wood Products segments. Mr. Stockfish requested that the Compensation Committee reduce the AIP payouts for himself and Mr. O’Rear to reflect a safety incident that resulted in an employee fatality in 2024. Based on this recommendation, the committee reduced the AIP payouts for Messrs. Stockfish and O’Rear by 5 percent each. Adjustments to the earned bonus amounts for the other NEOs were made by the committee solely for rounding purposes.
Long-Term Incentive Compensation
Each year the Compensation Committee sets target long-term incentive award opportunities for each of the company’s executives, including our NEOs. Target award opportunities are aligned with the median range of peer companies, reflecting the company’s desire to have a greater proportion of pay tied to performance and long-term shareholder value. Grants of long-term incentives are not guaranteed. Participants do not receive an equity grant if performance against their performance goals does not meet minimum standards. The Compensation Committee also considers competitive market conditions, expected future contributions to the company and retention concerns in determining the final grants to executive officers.
Our current long-term incentive program comprises two types of awards:
•	PSU awards, which measure performance over a three-year performance period based on our TSR relative to that of an industry peer group and are settled in shares of Weyerhaeuser Company common stock
•	RSU awards, which vest ratably over a four-year period and are settled in shares of Weyerhaeuser Company common stock
Our long-term incentive awards effectively align the interests of our senior executives and our shareholders by rewarding stock price appreciation and cash returns to our shareholders. Each award type accrues additional dividend equivalent units as we pay dividends to our shareholders, and these dividend equivalent units are subject to the same performance and vesting conditions that apply to the underlying award.
The committee approves annual long-term incentive grants of PSUs and RSUs to employees each year at its regular meeting in February, which typically is within two weeks after the company publicly releases earnings. The effective date of the annual equity grants is the date of the full board meeting, which for the 2024 grants was February 9, 2024, the day immediately following the date of the committee meeting. The company discontinued granting stock options in 2017.

34 | Weyerhaeuser Company

Total Long-Term Incentive Compensation Grants
The Compensation Committee established a target level of long-term incentives for each NEO relative to the median of competitive market long-term incentive levels based on the results of our competitive market analysis, which is discussed in greater detail in Compensation Philosophy and Principles — Competitive Pay To Attract and Retain Talent on page 26. For 2024, the target long-term incentive values for the NEOs were as follows:

Named Executive Officer	2024 Target Long-Term Incentive Value (1)
Devin W. Stockfish	$9,500,000
David M. Wold	$2,225,000
Russell S. Hagen	$2,200,000
Kristy T. Harlan	$1,875,000
Travis A. Keatley	$2,100,000
Keith J. O’Rear	$2,210,000

(1)
These amounts reflect the approved target value of long-term incentive compensation granted to each NEO in 2024. The target number of PSUs to be granted on the grant date is determined by dividing sixty percent of the approved long-term incentive value above by an estimated Monte Carlo simulation value of each target PSU. The actual grant date fair values of these grants, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, are shown in the Summary Compensation Table on page 39 and the Grants of Plan-Based Awards for 2024 table on page 41 and may differ from the values shown above due to differences between the estimated Monte Carlo simulation value used to determine the target number of PSUs and the actual Monte Carlo simulation value on the grant date. The number of RSUs to be granted is determined by dividing the remaining forty percent of the approved long-term incentive value above by the average of the high and low price of the company's common stock on the grant date.

For 2024, 60 percent of the target value of the long-term incentive awards was granted in the form of PSUs and 40 percent of the value of the long-term incentive awards was granted in the form of RSUs.

Performance Share Unit Awards
PSUs are designed to align pay and long-term performance, a key objective of our compensation program. We grant PSUs to executive officers to incentivize production of superior long-term shareholder returns through achievement of long-term operational and strategic business goals. A target number of PSUs were granted to the NEOs in 2024, as shown in the following table. The number of PSUs granted were based on 60 percent of the total long-term incentive target value and the accounting cost per PSUs as calculated under ASC Topic 718.

Named Executive Officer	Performance Share Units
Devin W. Stockfish	151,789
David M. Wold	35,550
Russell S. Hagen	35,151
Kristy T. Harlan	29,958
Travis A. Keatley	33,553
Keith J. O’Rear	35,311

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For the 2024 PSU awards, relative TSR will be evaluated versus an industry peer group over a three-year performance period that began on the grant date and will conclude on December 31, 2026. The industry peer group was comprised of 27 companies that compete with one or more of our business units, including timberland REITs, forest products companies and wood products distribution companies. The committee chose these companies because they accurately represent our peers and competition across all our business groups and thus align well with how our performance should be measured on a relative basis. Two of the peer companies were acquired during the year and are thus no longer a part of the peer group. The actual number of PSUs earned will range from 0 percent to 150 percent of the target number of PSUs granted based on the company’s performance against the peer group over a three-year performance period, which is certified by the Compensation Committee. In the event of negative absolute company TSR performance, the maximum number of PSUs that may be earned is 100 percent of target, regardless of relative performance against the comparator group. Earned awards will vest on March 1, 2027. Dividends paid on the company’s common stock during the period when PSUs are outstanding are credited as dividend equivalents that are reinvested in additional PSUs, which are settled in additional shares to the same extent as the underlying PSU is earned.
Payout percentages at various levels of relative TSR performance for the 2024 PSUs are illustrated in the table below:

TSR Percentile Rank Against Peer Group (100% Weighting)	Payout % of Target Awards(1)
< 25th percentile	0%
25th percentile	50%
50th percentile	100%
≥75th percentile	150%

(1)	Payout percentages for performance above threshold (TSR performance above the 25th percentile) will be linearly interpolated between percentiles.
2022—2024 PSU Performance
The performance period for the 2022 PSU award concluded on December 31, 2024. Performance goals for these PSUs were based on our TSR relative to an industry peer group of 25 companies that remained publicly traded for the full performance period. Over the performance period, the company’s TSR ranked at the 25.9th percentile, which resulted in 51.8 percent of target PSUs being earned by our NEOs. Earned PSU shares vested on March 1, 2025.
Restricted Stock Unit Awards
The company grants RSU awards to align the interests of executive officers with those of our shareholders by creating a strong incentive to create and preserve long-term shareholder value. Through RSUs, executive officers, like our shareholders, share both the risks and rewards of stock ownership. In addition, RSUs reward TSR, whether delivered through share price appreciation or dividends. The company believes this is appropriate since, as a REIT, we have dividend distribution requirements that lead to a significant portion of our TSR being delivered through dividends. Through multi-year vesting, the RSU grants also serve as a strong retention vehicle. RSUs vest ratably over four years, with 25 percent vesting on March 1 of each year beginning in the year following the year the grant is made. RSU grants made outside of the annual grant cycle vest each year on the anniversary date of the grant. During the vesting period, unvested RSU awards are credited with dividend equivalent units, which are subject to the same vesting schedules as the underlying awards.
In 2024, the following RSU awards were granted to the NEOs. The number of RSUs granted were based on 40 percent of the total long-term incentive target value and the accounting cost per PSUs as calculated under ASC Topic 718.

Named Executive Officer	Restricted Stock Units
Devin W. Stockfish	114,751
David M. Wold	26,876
Russell S. Hagen	26,574
Kristy T. Harlan	22,648
Travis A. Keatley	25,366
Keith J. O’Rear	26,694

36 | Weyerhaeuser Company

Other Compensation and Benefits
All U.S. salaried employees, including executive officers, are eligible for:
•	A tax-qualified defined benefit pension plan, if hired before January 1, 2014
•	A nonelective employer contribution, currently 5 percent of eligible pay, in a tax-qualified defined contribution 401(k) or savings plan, if hired on or after January 1, 2014
•
A tax-qualified defined contribution 401(k) or savings plan, currently with an employer-matching contribution of 50 percent for the first 6 percent of eligible pay (as defined by the IRS) contributed by the employee

•	Health, dental and life insurance coverage
•	Disability insurance
•	Paid time off
•	Paid holidays
These rewards are designed to be competitive with overall market practices and are in place to attract and retain top talent. In addition, executive officers may be eligible to:
•
Participate in a nonqualified supplemental retirement plan (“Supplemental Retirement Plan”) (if hired before January 1, 2014) or a supplemental defined contribution plan (“Supplemental DC Plan”) (if hired on or after January 1, 2014)

•	Participate in a deferred compensation plan
•	Receive other limited benefits
Supplemental Retirement Plan and Supplemental Defined Contribution Plan
Executive officers in the U.S. are eligible to participate in the Supplemental Retirement Plan if hired before January 1, 2014. The Supplemental Retirement Plan provides benefits that are not available under the Weyerhaeuser Pension Plan due to compensation limits imposed by the IRC. We provided the Supplemental Retirement Plan to our executives because it was a competitive practice within the basic materials industry. Supplemental Retirement Plan benefits are paid from the general funds of the company. Consistent with general market practices, benefits under the Supplemental Retirement Plan are determined by a formula based on compensation paid in the five consecutive years when the executive officer was paid the highest total compensation (generally, base salary plus annual incentive up to 1x base salary) during the 10 calendar years before retirement. Details of the Supplemental Retirement Plan benefits and the amounts accrued to each NEO can be found in Pension Benefits on page 44.
Executives hired on or after January 1, 2014, are eligible to participate in the Weyerhaeuser Supplemental DC Plan. The Supplemental DC Plan is intended to be a replacement plan for participants who are not eligible to receive a benefit under the Weyerhaeuser Pension Plan or the Supplemental Retirement Plan. The Supplemental DC Plan provides for nonelective employer contributions equal to 5 percent of bonus pay plus the amount that would otherwise be provided under the tax-qualified defined contribution 401(k) plan if deferred compensation were included in the definition of pay and without regard to the compensation limits imposed by the IRC.
Deferred Compensation
Executive officers also are eligible to participate in a deferred compensation plan. The deferred compensation plan provides the opportunity to defer up to 50 percent of base salary and up to 100 percent of cash bonuses into an interest-bearing account for payment at a future date or into a deferred compensation plan account denominated in Weyerhaeuser stock equivalent units. This plan is provided to be competitive in the market for top executive talent and to provide executives with tax-planning flexibility at a nominal cost to the company. Year-end account balances can be found in the Nonqualified Deferred Compensation table on page 45.
Other Limited Benefits
The company provides limited relocation benefits, annual executive health screenings, financial planning services and, when necessary, security services. We do not provide executive perquisites such as vehicles for personal use or personal travel for executives on company aircraft, nor do we provide tax gross-ups for “golden parachute” excise taxes.
Other Factors Affecting Compensation
Change of Control Agreements
The company has change of control agreements with each of its executive officers. Under these agreements, the executive receives cash severance benefits upon the executive’s involuntary termination of employment by the company without cause (as defined in the agreements) or resignation for good reason (as defined in the agreements), in each case, within 24 months following a change of control of the company. The benefit is not payable in the event of the applicable executive’s termination for cause, a resignation by the executive for any reason other than for good reason, or the executive’s mandatory retirement, death or disability. Benefit payments are subject to the company’s compensation recovery policy and similar forfeiture policies and are not payable in the event that benefits are payable under the applicable executive’s severance agreement. The agreements do not provide for payment of any “golden parachute” excise taxes, and all benefits are subject to a “double trigger” (for example, a change of control plus qualifying termination of employment). Outstanding

2025 Annual Meeting & Proxy Statement | 37

equity awards are not covered under the agreements and are subject to the terms set forth in the company’s long-term incentive plans and applicable award agreements, which also require a “double trigger” (for example, a change of control plus qualifying termination of employment or a decision by the successor entity not to continue the outstanding awards).
The Compensation Committee believes that change of control policies are an important element of the executive compensation program, support shareholder value creation and are necessary to attract and retain top senior talent in a competitive market. The change of control agreements are intended to ensure that management can fairly consider potential change of control transactions that could result in loss of their jobs. Change of control benefits — cash severance payments and accelerated vesting and payout of equity grants — are intended to enable executive officers to have a balanced perspective in making overall business decisions and to be competitive within overall market practices. See the description of the change of control benefits, the specific factors that would trigger payment and the amounts that can be received in connection with a change of control in Potential Payments Upon Termination or Change of Control — Change of Control beginning on page 47.
Severance Agreements
The company has severance agreements with each of its executive officers. Under these agreements, the executive receives severance benefits upon their termination of service with the company unless the termination is for cause (as defined in the agreements), is a result of the company’s mandatory retirement policy, is because of the death or disability of the executive or is because the executive leaves or retires voluntarily. Benefit payments are subject to the company’s compensation recovery policy and similar forfeiture policies and are not payable in the event that benefits are payable under the applicable executive’s change of control agreement. Outstanding equity awards are not covered under the agreements and are subject to the terms set forth in the company’s long-term incentive plans and applicable award agreements.
The Compensation Committee believes that these severance policies are an important component of the executive compensation program and are necessary to attract and retain top senior talent in a competitive market. See the description of the severance benefits and the amounts that executive officers would receive as severance payments in Potential Payments Upon Termination or Change of Control — Severance beginning on page 47.
Compensation-Related Governance Policies and Practices
Share Ownership Requirements
Directors and executive officers are obligated to own shares of Weyerhaeuser common stock valued at least at five times the director’s cash compensation, at three times the executive officer’s annual base salary and at six times the CEO’s annual base salary. Until that ownership requirement has been satisfied, a director must hold 100 percent of the shares acquired upon the vesting of RSUs (net of taxes). Executive officers are required to hold 75 percent of net after-tax shares acquired upon the vesting of RSUs and PSUs until the ownership requirement is met. For directors, share equivalents representing deferred cash retainer fees are counted toward satisfaction of the share ownership requirement. Unvested RSUs are not counted toward the requirement for either directors or officers, nor are share equivalents representing deferred RSUs until the underlying RSUs are vested.
Policy on Hedging and Pledging
Our anti-hedging and anti-pledging policy prohibits our directors, executive officers and employees from purchasing financial instruments or contracts or otherwise engaging in transactions that in the opinion of the company’s general counsel hedge or offset, or are designed to hedge or offset, a decrease in market value of the company’s stock. Prohibited activity includes without limitation engaging in any short sales of the company’s stock and trading or making investments in options, puts, calls, collars, equity swaps and other derivative instruments related to company stock. Our policy also prohibits directors, executive officers and employees who report directly to an executive officer from pledging company stock or trading company stock on margin.
Compensation Recovery Policy
Our compensation recovery policy ensures that incentive and certain other compensation is paid based on accurate financial and operating data and the correct calculation of performance against incentive targets. In compliance with SEC and NYSE rules, our policy requires, subject to limited exceptions, the Compensation Committee to pursue recovery of excess incentive compensation received on or after October 2, 2023, by any current or former executive in the event of an accounting restatement due to material noncompliance with financial reporting requirements. Our policy goes beyond regulatory requirements by enabling the committee to pursue, at its discretion, recovery of certain equity-based compensation that is earned or becomes vested solely based on service, such as our time-vested RSUs, in the event of an accounting restatement due to material noncompliance. The committee also has discretion to pursue recovery of compensation covered under the policy from any nonexecutive company employee that it designates. Our original compensation recovery policy continues to govern compensation received prior to October 2, 2023.
Insider Trading Policy
We have adopted and maintain an Insider Trading Policy governing the purchase, sale and other dispositions of company securities by directors, officers and employees of the company (“Insiders”), as well as the company itself. We believe our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the company, including without limitation compliance with Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended. A copy of the Insider Trading Policy is filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

38 | Weyerhaeuser Company

Compensation Tables
The following tables set forth information regarding 2024 compensation for each of our 2024 NEOs. Compensation for 2023 and 2022 is also presented for the executive officers who were NEOs in 2023 and 2022. The Summary Compensation Table and the Grants of Plan-Based Awards for 2024 table should be reviewed together for a more complete presentation of both the annual and long-term incentive compensation elements of our compensation program.
Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Nonequity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Devin W. Stockfish President and Chief Executive Officer	2024 2023 2022	1,300,000 1,275,000 1,186,539	9,552,782 9,406,128 8,765,081	1,915,485 2,001,000 2,900,000	159,317 330,403 0	25,361 9,900 117,686	12,952,945 13,022,431 12,969,306
David M. Wold Senior Vice President and Chief Financial Officer	2024 2023 2022	669,231 628,750 493,642	2,237,344 1,944,149 1,238,265	640,000 632,000 650,000	58,703 115,388 0	25,984 9,900 9,150	3,631,262 3,330,187 2,391,057
Russell S. Hagen Former Senior Vice President and Chief Development Officer	2024 2023 2022	695,962 681,250 665,962	2,212,221 2,067,201 2,005,328	1,200,000 885,000 1,280,000	73,151 0 0	89,398 107,963 103,948	4,270,732 3,741,414 4,055,238
Kristy T. Harlan Senior Vice President, General Counsel and Secretary	2024	625,962	1,885,397	600,000	—	72,048	3,183,407
Travis A. Keatley Senior Vice President, Timberlands	2024 2023 2022	640,962 622,500 597,308	2,111,654 1,944,149 1,878,431	690,000 682,000 810,000	191,840 357,857 0	23,585 121,352 147,030	3,658,041 3,727,858 3,432,769
Keith J. O’Rear Former Senior Vice President, Wood Products	2024 2023 2022	700,961 685,000 665,962	2,222,259 2,067,201 2,005,328	280,000 511,000 1,020,000	636,741 1,152,783 43,236	10,350 9,900 9,150	3,850,311 4,425,884 3,743,676

(1)	Amounts reflect the dollar amount of base salary paid in cash in the fiscal year. Additional information is provided in Base Salary on page 30.
(2)
Amounts reflect the grant date fair value of RSU and PSU awards granted under the company’s long-term incentive plans computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Details regarding 2024 stock awards can be found in the Grants of Plan-Based Awards for 2024 table. Details regarding outstanding stock awards can be found in the Outstanding Equity Awards at 2024 Fiscal Year End table. For more information regarding these awards and the assumptions used in calculating their fair value, refer to the company’s disclosure in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, Part II, Item 8, Notes to Consolidated Financial Statements—Note 15 Share-Based Compensation. The value of the PSU awards assuming the highest level of performance is achieved (which would result in 150 percent of the PSUs granted being earned) would be as follows: Mr. Stockfish, $8,629,205 (2024), $8,409,220 (2023) and $7,987,637 (2022); Mr. Wold, $2,021,018 (2024), $1,731,235 (2023) and $1,077,197 (2022); Mr. Hagen, $1,998,334 (2024), $1,840,819 (2023) and $1,823,000 (2022); Ms. Harlan, $1,703,112 (2024); Mr. Keatley, $1,907,488 (2024), $1,731,235 (2023) and $1,707,658 (2022); and Mr. O’Rear, $2,007,430 (2024), $1,840,819 (2023) and $1,823,000 (2022).

(3)
Amounts represent the annual cash incentive awards earned under the company’s AIP. AIP performance goals for 2024 are described in Compensation Discussion and Analysis — Compensation Program Design — Compensation Components — Short-Term Incentive Plan beginning on page 30.

(4)
Amounts represent annual changes in the actuarial present value of accumulated pension benefits. In accordance with SEC rules, negative changes in the actuarial present value of accumulated benefits are reported in the table as $0. Ms. Harlan was hired after January 1, 2014, and is therefore not eligible to participate in the Weyerhaeuser pension plans.

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(5)	Amounts under “All Other Compensation” for 2024 are as follows:

Name	Company Contribution to Defined Contribution Plans(a) ($)	Other(b) ($)	Total ($)
Devin W. Stockfish	10,350	15,011	25,361
David M. Wold	10,350	15,634	25,984
Russell S. Hagen	89,398	—	89,398
Kristy T. Harlan	72,048	—	72,048
Travis A. Keatley	10,350	13,235	23,585
Keith J. O’Rear	10,350	—	10,350

(a)
Amounts for all NEOs include a matching contribution of $10,350 to the company’s 401(k) plan. For Mr. Hagen, the amount also includes a nonelective company contribution of $17,250 to the company’s 401(k) plan and a nonelective company contribution of $61,798 to the Supplemental DC Plan. For Ms. Harlan, the amount includes a nonelective company contribution of $17,250 to the company’s 401(k) plan and a nonelective company contribution of $44,448 to the Supplemental DC Plan. See discussion under Compensation Discussion and Analysis — Compensation Program Design — Supplemental Retirement Plan and Supplemental Defined Contribution Plan on page 37 for more information about these payments.

(b)
Amounts reflect the incremental cost to the company for certain NEO personal benefits and perquisites as follows: for Mr. Stockfish, $15,011 for executive health screening; for Mr. Wold, $10,724 for executive health screening and $4,910 for financial planning services; and for Mr. Keatley, $13,235 for executive health screening.

40 | Weyerhaeuser Company

Grants of Plan-Based Awards for 2024
The following table provides information for each of our NEOs regarding 2024 annual and long-term incentive award opportunities, including the range of potential payouts under non-equity and equity incentive plans. Specifically, the table presents the 2024 grants of AIP, PSU and RSU awards.

			Estimated Future Payouts Under Non-Equity Plan Awards (2)			Estimated Future Payouts Under Equity Plan Awards (2)
Name	Type of Award	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock Awards Number of Shares or Stock Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
Devin W. Stockfish	AIP	02/09/2024	429,000	2,145,000	4,290,000
	PSU	02/09/2024				75,895	151,789	227,684		5,752,803
	RSU	02/09/2024							114,751	3,799,979
David M. Wold	AIP	02/08/2024	136,000	680,000	1,360,000
	PSU	02/09/2024				17,775	35,550	53,325		1,347,345
	RSU	02/09/2024							26,876	889,999
Russell S. Hagen	AIP	02/08/2024	140,000	700,000	1,400,000
	PSU	02/09/2024				17,576	35,151	52,727		1,332,223
	RSU	02/09/2024							26,574	879,998
Kristy T. Harlan	AIP	02/08/2024	126,000	630,000	1,260,000
	PSU	02/09/2024				14,979	29,958	44,937		1,135,408
	RSU	02/09/2024							22,648	749,989
Travis A. Keatley	AIP	02/08/2024	129,000	645,000	1,290,000
	PSU	02/09/2024				16,777	33,553	50,330		1,271,659
	RSU	02/09/2024							25,366	839,995
Keith J. O’Rear	AIP	02/08/2024	141,000	705,000	1,410,000
	PSU	02/09/2024				17,656	35,311	52,967		1,338,287
	RSU	02/09/2024							26,694	883,972

(1)
Beginning with the 2024 grant-year cycle, the date of the board of directors meeting is the effective grant date for equity plan awards and AIP award opportunities made to the NEOs. Compensation decisions for the NEOs are made by the Compensation Committee and are approved and ratified by the independent members of the board of directors based upon the recommendations of the Compensation Committee.

(2)
Amounts represent the value of potential payments under the company’s AIP and the number of shares that may be earned under the PSU plan. These plans and awards are described in the Short-Term Incentive Plan section beginning on page 30 and Long-Term Incentive Compensation section beginning on page 34 under Compensation Discussion and Analysis — Compensation Program Design.

(3)
Amounts represent RSUs granted under the company’s long-term incentive plan. These awards are described in the Long-Term Incentive Compensation section under Compensation Discussion and Analysis — Compensation Program Design beginning on page 34.

(4)
Amounts reflect the grant date fair value of PSU and RSU awards granted under the company’s long-term incentive plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Details regarding outstanding equity awards can be found in the Outstanding Equity Awards at 2024 Fiscal Year End table. For more information regarding these awards and the calculation of their fair value, refer to the company’s disclosure in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, Part II, Item 8, Notes to Consolidated Financial Statements — Note 15 Share-Based Compensation.

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Outstanding Equity Awards at 2024 Fiscal Year End
The following table provides information regarding outstanding stock options and unvested stock awards held by each of our NEOs as of December 31, 2024.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2)(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2)(5) ($)
Devin W. Stockfish	02/12/2015	39,458	—	35.4050	02/12/2025	—	—	—	—
	02/09/2016	90,162	—	23.0900	02/09/2026	—	—	—	—
	02/12/2021	—	—	—	—	27,516	774,575	—	—
	02/11/2022	—	—	—	—	47,240	1,329,806	—	—
	02/11/2022	—	—	—	—	63,778	1,795,351	—	—
	02/10/2023	—	—	—	—	92,002	2,589,856	161,976	4,559,624
	02/09/2024	—	—	—	—	118,186	3,326,936	156,332	4,400,746
David M. Wold	02/12/2015	4,402	—	35.4050	02/12/2025	—	—	—	—
	02/11/2021	—	—	—	—	1,097	30,881	—	—
	02/10/2022	—	—	—	—	2,227	62,690	—	—
	02/10/2022	—	—	—	—	1,336	37,608	—	—
	05/16/2022	—	—	—	—	5,166	145,423	—	—
	05/16/2022	—	—	—	—	6,972	196,262	—	—
	02/09/2023	—	—	—	—	18,941	533,189	33,346	938,690
	02/09/2024	—	—	—	—	27,680	779,192	36,614	1,030,684
Russell S. Hagen	02/11/2021	—	—	—	—	6,879	193,644	—	—
	02/10/2022	—	—	—	—	10,782	303,513	—	—
	02/10/2022	—	—	—	—	14,556	409,751	—	—
	02/09/2023	—	—	—	—	20,140	566,941	35,457	998,115
	02/09/2024	—	—	—	—	27,369	770,437	36,203	1,091,114
Kristy T. Harlan	02/11/2021	—	—	—	—	6,182	174,023	—	—
	02/10/2022	—	—	—	—	10,099	284,287	—	—
	02/10/2022	—	—	—	—	13,635	383,825	—	—
	02/09/2023	—	—	—	—	17,743	499,465	31,235	879,265
	02/09/2024	—	—	—	—	23,325	656,599	30,854	868,540
Travis A. Keatley	02/11/2021	—	—	—	—	1,814	51,064	—	—
	09/13/2021	—	—	—	—	4,256	119,806	—	—
	02/10/2022	—	—	—	—	10,099	284,287	—	—
	02/10/2022	—	—	—	—	13,635	383,825	—	—
	02/09/2023	—	—	—	—	18,941	533,189	33,346	938,690
	02/09/2024	—	—	—	—	26,125	735,419	34,557	972,780
Keith J. O’Rear	02/11/2021	—	—	—	—	6,456	181,736	—	—
	02/10/2022	—	—	—	—	10,381	292,225	—	—
	02/10/2022	—	—	—	—	14,556	409,751	—	—
	02/09/2023	—	—	—	—	19,393	545,913	35,457	998,115
	02/09/2024	—	—	—	—	26,473	745,215	36,368	1,023,759

(1)	All stock options are 100 percent vested. Options are for a term of 10 years. The company discontinued granting stock options in 2017.
(2)
“Stock Awards” represent outstanding RSUs and PSUs. RSUs granted on February 11, 2021; February 12, 2021; September 13, 2021; and May 16, 2022, vest in 25 percent increments over four years, beginning 12 months following the grant date. RSUs granted on February 10, 2022; February 11, 2022; February 9, 2023; February 10, 2023; and February 9, 2024, vest in 25 percent increments over four years on March 1 of each year beginning one year after the grant was made. PSUs granted on February 10, 2022, and February 11,

42 | Weyerhaeuser Company

2022, are earned based on relative company performance at the end of the performance period concluded on December 31, 2024, and vest on March 1, 2025. PSUs granted on February 9, 2023, and February 10, 2023, are earned based on relative company performance at the end of the performance period concluding on December 31, 2025, and vest on March 1, 2026. PSUs granted on February 9, 2024, are earned based on relative company performance at the end of the performance period concluding on December 31, 2026, and vest on March 1, 2027. PSUs granted on May 16, 2022, are earned based on relative company performance at the end of the performance period concluded on December 31, 2024, and vest on May 16, 2025, the third anniversary of the grant date.
(3)
In accordance with SEC disclosure rules, the number of units in this column also include PSUs granted in 2022, the performance period for which was concluded on December 31, 2024, based on the actual performance (51.8 percent of target shares) of the award.

(4)	Values were computed by multiplying the market price of $28.15 for the company’s common stock on December 31, 2024, by the number of units.
(5)
Represents the estimated value of the 2023 and 2024 PSU awards as of December 31, 2024. Amounts shown are estimates calculated in accordance with SEC disclosure rules. The estimated value of the PSUs is the product of: (i) the number of unearned PSUs, multiplied by (ii) the market price of $28.15 for the company’s common stock on December 31, 2024. The number of unearned PSUs granted in 2023 is the product of target units granted, multiplied by 100 percent because the estimated performance as of December 31, 2024, is above “threshold” performance. The number of unearned PSUs granted in 2024 is the product of target units granted, multiplied by 100 percent because the estimated performance as of December 31, 2024, is above “threshold” performance, as well.

Option Exercises and Stock Vested in 2024
The following table provides information for each of our NEOs regarding stock option exercises and vesting of stock awards during 2024. The value realized upon the exercise of options is calculated using the difference between the option exercise price and the market price of the company’s common stock at the time of exercise multiplied by the number of shares underlying the option acquired upon exercise. The value realized upon the vesting of stock awards is based on the closing market price of the company’s common stock on the trading day immediately prior to the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Devin W. Stockfish	—	—	216,876	7,261,146
David M. Wold	11,119	118,456	13,252	444,260
Russell S. Hagen	—	—	53,296	1,787,185
Kristy T. Harlan	—	—	46,591	1,562,407
Travis A. Keatley	—	—	20,623	691,270
Keith J. O’Rear	—	—	54,543	1,826,370

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Pension Benefits
The following table provides information as of December 31, 2024, for each of our NEOs regarding the actuarial present value of the officer’s total accumulated benefit under each of our applicable defined benefit plans. No payments were made under these plans to any of our NEOs during 2024. All NEOs are vested in their pension plan benefits.

Name	Plan Name	Years of Credited Service Earned Under Formula A(1) (#)	Present Value of Accumulated Benefit Earned Under Formula A(2) ($)	Years of Credited Service Earned Under Formula B(3) (#)	Present Value of Accumulated Benefit Earned Under Formula B(4) ($)	Total Years of Credited Service(5) (#)	Total Present Value of Accumulated Benefit(6) ($)
Devin W. Stockfish	Pension Plan	—	—	12	218,450	12	218,450
	Supplemental Retirement Plan	—	—	12	1,484,946	12	1,484,946
David M. Wold	Pension Plan	—	—	11	131,386	11	131,386
	Supplemental Retirement Plan	—	—	11	224,710	11	224,710
Russell S. Hagen	Plum Creek Pension Plan	—	—	—	—	23	722,026
	Plum Creek Supplemental Pension Plan	—	—	—	—	23	1,866,725
Kristy T. Harlan	Pension Plan	—	—	—	—	—	—
	Supplemental Retirement Plan	—	—	—	—	—	—
Travis A. Keatley	Pension Plan	10	274,159	15	233,518	25	507,677
	Supplemental Retirement Plan	10	630,633	15	522,700	25	1,153,333
Keith J. O’Rear	Pension Plan	21	1,178,883	15	494,156	36	1,673,039
	Supplemental Retirement Plan	21	4,103,367	15	1,657,604	36	5,760,971

(1)	Number of years of credited service as of December 31, 2009, rounded to the nearest whole year of credited service. These years of service are used for calculating Formula A accrued benefit only.
(2)
Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the company’s audited financial statements for fiscal year 2024, using age 62, which is the earliest unreduced retirement age for the portion of the benefit earned under Formula A, or executive’s actual age, if greater. Estimates are based on current compensation and years of service.

(3)
Number of years of credited service computed beginning on January 1, 2010, and ending as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the company’s audited financial statements for fiscal year 2024, rounded to the nearest whole year of credited service. These years of service are used for calculating Formula B accrued benefits only.

(4)
Actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes under Financial Accounting Standards Board Accounting Standards Codification Topic 715 with respect to the company’s audited financial statements for fiscal year 2024, calculated using age 65, which is the earliest unreduced retirement age for the portion of the benefit earned under Formula B, or the executive’s actual age, if greater. Estimates are based on current compensation and years of service.

(5)
Amounts represent total years of credited service for Messrs. Stockfish, Wold, Keatley and O’Rear under Formula A and Formula B of the Weyerhaeuser pension plans and total years of credited service for Mr. Hagen under legacy pension plans assumed by Weyerhaeuser in connection with its merger with Plum Creek Timber Company, Inc. in 2016. Mr. Hagen’s benefits under the Plum Creek legacy pension plans were frozen, and he ceased accruing benefits thereunder from and after the date of the merger, except as discussed below. Ms. Harlan was hired after January 1, 2014, and is not eligible to participate in the Weyerhaeuser pension plans.

44 | Weyerhaeuser Company

(6)
Amounts for Messrs. Stockfish and Wold represent the total actuarial present value of accumulated benefit under Formula B of the Weyerhaeuser pension plans, using the applicable earliest unreduced retirement age specified above. Amounts for Messrs. Keatley and O’Rear represent the total actuarial present value of accumulated benefit under Formula A and Formula B of the Weyerhaeuser pension plans, using the applicable earliest unreduced retirement age specified above. Amounts for Mr. Hagen represent the total actuarial present value of accumulated benefit under the Plum Creek legacy pension plans, using age 62, which is the earliest unreduced retirement age for the portion of the benefit earned under the plans. Estimates for Messrs. Stockfish, Wold, Keatley and O’Rear are based on current compensation and years of service. For more information regarding the method and assumptions applied in calculating the present value of accumulated benefits, refer to the company’s disclosure in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, Part II, Item 8, Notes to Consolidated Financial Statements — Note 8 Pension and Other Post-Employment Benefit Plans.

The company maintains two pension plans in which Messrs. Stockfish, Wold, Keatley and O’Rear are eligible to participate: the Weyerhaeuser Pension Plan, a noncontributory, tax-qualified defined benefit pension plan, and the Supplemental Retirement Plan, a noncontributory, nonqualified retirement pension plan. Benefits under the Weyerhaeuser Pension Plan accrue for salaried employees under two separate formulas: Formula A, for service accrued prior to January 1, 2010; and Formula B, for service accrued on and after January 1, 2010. The annual retirement benefit payable upon normal retirement under Formula A is equal to (i) 1.1 percent of the participant’s average annual salary for the highest five consecutive years during the 10 calendar years before retirement, multiplied by the years of credited service accrued through December 31, 2009, plus (ii) 0.45 percent of such highest average annual salary in excess of the participant’s Social Security Integration Level (as such term is defined in the Weyerhaeuser Pension Plan), multiplied by the number of years of credited service accrued through December 31, 2009.
The annual retirement benefit payable upon normal retirement under Formula B is equal to (i) 0.8 percent of the participant’s average annual salary for the highest five consecutive years during the 10 calendar years before retirement, multiplied by the years of credited service accrued on and after January 1, 2010, plus (ii) 0.3 percent of such highest average annual salary in excess of the participant’s Social Security Integration Level (as such term is defined in the Weyerhaeuser Pension Plan), multiplied by the number of years of credited service accrued on and after January 1, 2010.
NEOs whose pension plan benefit exceeds IRC limitations for tax-qualified plans accrue benefits under the Supplemental Retirement Plan. Benefits from the Supplemental Retirement Plan are paid from the general funds of the company and are determined by applying the applicable formula under the Weyerhaeuser Pension Plan for salaried employees but include benefits and compensation that exceed the IRC limitations.
Normal retirement age for salaried employees is age 65 under the Weyerhaeuser Pension Plan and the Supplemental Retirement Plan. Under the terms of the plans, Messrs. Stockfish, Wold, Keatley and O’Rear are eligible for early retirement at age 55 with at least 10 years of service. Before normal retirement at age 65, Messrs. Keatley and O’Rear’s benefit under Formula A ranges from 72 percent to 100 percent and Messrs. Stockfish, Wold, Keatley and O’Rear’s benefits under Formula B range from approximately 47 percent to 100 percent.
The Weyerhaeuser Pension Plan and Supplemental Retirement Plan are closed to new hires and rehires effective January 1, 2014. Both Mr. Hagen and Ms. Harlan were hired after January 1, 2014, and are thus not eligible to participate in either of the Weyerhaeuser pension plans. Mr. Hagen is vested in pension benefits under the terms of legacy tax-qualified and supplemental pension and benefit plans assumed by the company in connection with its merger with Plum Creek Timber Company, Inc. in 2016. Benefits for Mr. Hagen accrued under these plans according to a cash balance formula and a final average pay formula, with the greater of the two amounts payable to him upon retirement. Mr. Hagen’s benefits under these plans were frozen, and he ceased to accrue benefits from and after the time of the Plum Creek merger, except for benefits determined by the cash balance formula, which continue to accrue an interest credit tied to the 30-year Treasury interest rate. Normal retirement age under the Plum Creek legacy plans is age 62. Under the terms of the plans, Mr. Hagen is eligible for early retirement at age 55 with at least 10 years of service, both of which have been satisfied. Before age 62, Mr. Hagen would receive a percentage of his accumulated benefit ranging from 62 percent to 100 percent upon reaching age 62. The exact percentage of Mr. Hagen’s accumulated benefit will therefore depend on the age at which he chooses to receive his benefit.
Nonqualified Deferred Compensation
The following table provides information for each of our NEOs regarding aggregate executive and company contributions, aggregate earnings for 2024 and year-end account balances under the company’s deferred compensation plan.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Devin W. Stockfish	—	—	53,462	—	1,021,220
David M. Wold	—	—	—	—	—
Russell S. Hagen	—	61,798	191,168	—	3,022,981
Kristy T. Harlan	—	44,448	62,445	—	526,356
Travis A. Keatley	69,000	—	12,379	—	247,325
Keith J. O’Rear	—	—	—	—	—

(1)
Amount represents a portion of Mr. Keatley’s AIP award compensation deferred at his election. This amount is included in the amount reported in the Summary Compensation Table under the “Nonequity Incentive Plan Compensation” column.

2025 Annual Meeting & Proxy Statement | 45

(2)	Amounts represent nonelective employer contributions under the Supplemental DC Plan. These amounts are included in the amounts reported in the Summary Compensation Table under All Other Compensation.
(3)
Amounts represent fiscal 2024 earnings, which include interest on amounts deferred into the fixed-interest account of the deferral plan for Messrs. Stockfish, Hagen and Keatley and, for Mr. Hagen and Ms. Harlan, earnings on their Supplemental DC Plan account investments. These amounts are not included in the Summary Compensation Table because the earnings were not preferential.

(4)
Amounts include interest earned on amounts deferred into the fixed-interest account of the deferral plan for Messrs. Stockfish, Hagen and Keatley and, for Mr. Hagen and Ms. Harlan, earnings on their Supplemental DC Plan account investments. Year-end balance amounts include compensation reported in summary compensation tables for years prior to 2024 in which the individual was an NEO as follows: Mr. Stockfish, $694,290; Mr. Hagen, $2,349,493; Ms. Harlan, $51,563; and Mr. Keatley, $128,700.

NEOs are eligible to participate in the deferred compensation plan. The plan provides the opportunity to defer base salary and cash incentive awards for payment at a future date. NEOs may defer between 10 percent and 50 percent of their base salary and up to 100 percent of an incentive cash award. The interest credited for deferred cash is determined each year by the Compensation Committee. The current interest rate formula is 120 percent of the AFR as published by the IRS in January of the plan year. NEOs may also choose to defer all or a portion of any cash incentive awards into a deferred compensation plan account denominated in stock equivalent units for a minimum five-year deferral period. Stock equivalent deferrals are credited with a premium determined each year by the Compensation Committee, applied at the time of the deferral. The current premium on stock equivalent deferrals is 15 percent. The amount designated to be deferred in the form of stock equivalent units (including the premium) is divided by the median price per share of company common stock over the last 11 trading days of January to determine the number of deferred stock equivalent units to be credited to the NEO’s account. Deferred stock equivalent units earn dividends equal to dividends paid on company common stock, which are credited as additional stock equivalent units. The value of the deferred account grows or declines based on the performance of Weyerhaeuser common stock and the amount of paid dividends. The premium, including any appreciation and dividend equivalent units earned thereon, is forfeited if the NEO’s separation of service to the company occurs prior to the mandatory five-year deferral period unless the separation is due to death, disability or retirement, or is a qualified termination following a change of control. No NEOs currently maintain a stock equivalent deferral.
The timing of payment of deferred compensation varies depending on when the compensation was deferred and whether it was deferred into a cash account or into a stock equivalent account. For payment of deferrals made in years on or after 2015 but prior to 2023 (whether into cash or stock equivalent accounts), amounts are paid in cash in the calendar year following the year of the NEO’s separation from service. Payments are made in either a lump sum or up to ten annual installments at the election of the NEO at the time the deferral election is made. For payments from base salary and cash award accounts for deferrals in years on or after 2023, amounts are paid to the NEO (i) the year specified by the NEO or (ii) the year after the NEO’s separation from service, whichever comes first. Payments are made in either a lump sum or up to ten annual installments if made after the NEO’s separation from service. In-service payments are made in either a lump sum or up to five annual installments. In each case, the form and timing of such payments are made at the election of the NEO at the time the deferral election is made. For payments from stock equivalent accounts, amounts are paid to the NEO beginning the year after the NEO’s separation from service. Such payments are made in a lump sum or up to ten annual payments at the election of the NEO at the time the deferral election is made. Payments from the stock equivalent accounts are made in cash and are determined by multiplying the number of common stock equivalent units in the NEO’s account by the closing price per share of company stock on the transfer date. No withdrawals or other distributions are permitted under the terms of the deferred compensation plan before the NEO’s specified payment date. All payout elections are made and administered in compliance with the requirements and limitations of IRC Section 409A.
Mr. Hagen and Ms. Harlan participated in the Supplemental DC Plan, which provides for nonelective employer contributions equal to 5 percent of bonus pay, plus the amount that would otherwise be provided under the tax-qualified defined contribution 401(k) plan if deferred compensation were included in the definition of “pay” and without regard to the compensation limits imposed by IRC limitations. As discussed in our Compensation Discussion and Analysis — Compensation Program Design — Supplemental Retirement Plan and Supplemental Defined Contribution Plan on page 37, these benefits are provided to employees who were hired on or after January 1, 2014, and are therefore ineligible to participate in the company’s pension plans.
Potential Payments Upon Termination or Change of Control
Key Definitions
As used in this section, the following terms are defined as indicated below.
Cause, as used in our executive agreements, means: a participant’s unauthorized misuse of the trade secrets or proprietary information of the company or any affiliate; gross negligence or willful and continued failure to perform substantially the officer’s duties with the company that is reasonably likely to cause material harm to the company; conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; willful engagement in illegal conduct or gross misconduct that is reasonably likely to cause material harm to the company; or material failure to cooperate in good faith with a governmental or internal investigation of the company or any of their respective directors, officers or employees.
Cause, as used in our equity award agreements, means: willful and continued failure to perform substantially the officer’s duties with the company; conviction of a felony; or willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the company.
Good Reason means: a material reduction in the officer’s authority, duties or responsibilities existing prior to the change of control; a requirement that the officer be based in a location that is at least 50 miles farther from the officer’s primary residence immediately prior to the

46 | Weyerhaeuser Company

change of control; a material reduction in the officer’s base salary as in effect immediately prior to the change of control; a material reduction in the officer’s benefits, unless the overall benefits provided are substantially consistent with the average level of benefits of other officers holding similar positions at the acquiring company; a material reduction in the officer’s level of participation in any of the company’s short- or long-term incentive compensation plans.
Qualifying Termination means: an involuntary termination by the company without cause, or a resignation by the executive for good reason, in each case, within 24 months following the effective date of a change of control.
Change of Control
Change of Control Agreements. The company has agreements with each of its executive officers providing for specified payments and other benefits if, within the period of 24 calendar months following the effective date of a change of control of the company, the executive’s employment is terminated by the company or its successor under circumstances that constitute a Qualifying Termination, mandatory retirement, early retirement, disability or death.
The following description of benefits is applicable to a termination occurring on December 31, 2024. If an NEO experiences a Qualifying Termination, he or she will receive:
•	An amount equal to two times the highest rate of the NEO’s annualized base salary rate in effect at any time up to and including the effective date of the executive’s termination
•	Two times the NEO’s target annual bonus established for the bonus plan year in which the termination of employment occurs
•	A pro rata portion of the executive’s bonus for the plan year in which the termination of employment occurs, with company and individual performance goals deemed to be achieved at target
•	A payment of $95,000 (net of required payroll and income tax withholding) for replacement health and welfare coverage and outplacement services
•
Full vesting of benefits under any and all supplemental retirement plans in which the NEO participates, calculated under the assumption that the NEO’s employment continues following his or her termination date for two full years

The benefits payable to our CEO are the same as described above, except that the amount paid for base salary is three times his highest base salary rate, the amount paid for target bonus is three times target annual bonus and the assumption for additional years of employment for supplemental retirement plans is three full years. Receipt of change of control benefits is conditioned on the executive officer executing and delivering to the company a noncompetition and release agreement pursuant to which the officer shall agree to a general release of claims against the company, to not disclose the company’s confidential information or make any disparaging statements about the company and, for a period of two years, to not engage or participate in any business that competes with the company or solicit any of the company’s employees, customers, vendors or suppliers.
Equity Award Change of Control Provisions. The company’s long-term incentive plans and award agreements also include change of control provisions that are triggered upon a change of control of the company and a Qualifying Termination. Under these circumstances:
•	Vesting of outstanding stock options and RSUs would be accelerated, and options would be exercisable for the original term
•	Unearned PSUs would be deemed to have been earned at target performance
•	Earned PSUs would vest and be released
In addition, in the event that outstanding RSU and PSU awards are not assumed, converted or replaced by the successor entity to the company following a change of control, the plans and award agreements provide for immediate acceleration of vesting of the awards and settlement in cash, with PSU awards earned at target performance.
Severance
Agreements with each of the company’s executive officers provide for severance benefits if the executive’s employment is terminated by the company when there is no change of control, unless the termination is for cause or is the result of the company’s mandatory retirement policy (age 65), disability or death. The severance benefit payable is an amount equal to:
•	One and one-half times the highest rate of the NEO’s annualized base salary rate in effect at any time up to and including the effective date of termination of employment
•	One and one-half times the target annual bonus established for the bonus plan year in which the termination of employment occurs
•
A pro rata portion of the executive’s bonus for the plan year in which the termination of employment occurs, based on company performance against goals for the bonus plan year, but with individual performance goals deemed to be achieved at target

•
A payment of $30,000 (net of required payroll and income tax withholding) to assist the executive in paying for replacement health and welfare coverage for a reasonable period following the date of termination and outplacement services

The severance benefit payable to our CEO is the same as described previously, except that the amount paid for base salary is two times his highest base salary rate and the amount paid for target bonus is two times his target annual bonus. Receipt of severance benefits is conditioned on the executive officer executing and delivering to the company a noncompetition and release agreement pursuant to which the

2025 Annual Meeting & Proxy Statement | 47

officer shall agree to a general release of claims against the company, to not disclose the company’s confidential information or make any disparaging statements about the company and, for a period of one year, to not engage or participate in any business that competes with the company and, for a period of two years, to not solicit any of the company’s employees, customers, vendors or suppliers.
Termination Payments
The following tables present estimated incremental payments that could have been made to the NEOs upon termination of their employment in the indicated circumstances as if the event had occurred on December 31, 2024. Pursuant to SEC disclosure rules and guidance, information is presented for Messrs. Hagen and O’Rear only in connection with their retirements from the company, which occurred prior to the mailing of this proxy statement. However, no incremental payments were made to Mr. Hagen in connection with his retirement. Valuation of all equity awards is calculated using the closing price of our common stock on December 31, 2024, of $28.15.

	Change of Control + Qualifying Termination
Name	Cash(1) ($)	Equity(2) ($)	Pension(3) ($)	Other(4) ($)	Total ($)
Devin W. Stockfish	12,480,000	18,776,901	425,950	156,636	31,839,487
David M. Wold	3,400,000	3,754,625	60,653	156,636	7,371,914
Kristy T. Harlan	3,150,000	3,745,999	—	156,636	7,052,635
Travis A. Keatley	3,225,000	4,019,054	499,201	156,636	7,899,891

(1)	Amounts represent a cash payment pursuant to the NEO’s change of control agreement with the company.
(2)
Amounts represent the value of vested RSU and earned and vested PSU awards upon a change of control and a qualifying termination. Vesting of outstanding RSU awards would accelerate, and the number of shares earned and vested in connection with outstanding PSU awards would be as follows: actual performance of 51.8 percent for the 2022 PSU awards and target performance of 100 percent for the 2023 and 2024 PSU awards. See discussion under Change of Control in this section for more information.

(3)
Amounts represent the estimated present value of an annual increase in Supplemental Retirement Plan pension payments pursuant to the terms of the NEO’s change of control agreement with the company. The annual increase for Messrs. Wold and Keatley assumes that credit for two additional years of service applies to benefits earned under Formula B and two additional years of age applies to benefits earned under Formula A and B following termination of employment. The annual increase for Mr. Stockfish assumes that credit for three additional years of service applies to benefits earned under Formula B and three additional years of age applies to benefits earned under Formula A and B following termination of employment.

(4)	Amounts represent a lump-sum payment to assist with paying for replacement health and welfare coverage and outplacement services.

	Severance
Name	Cash(1) ($)	Equity(2) ($)	Pension ($)	Other(3) ($)	Total ($)
Devin W. Stockfish	8,906,300	4,929,855	—	49,464	13,885,619
David M. Wold	2,679,200	741,341	—	49,464	3,470,005
Kristy T. Harlan	2,482,200	1,030,624	—	49,464	3,562,288
Travis A. Keatley	2,625,150	1,058,418	—	49,464	3,733,032

(1)	Amounts represent a cash payment pursuant to the NEO’s severance agreement with the company.
(2)
Amounts represent the value of RSU and PSU awards that remain outstanding for one additional year following the date of an involuntary termination without cause due to job elimination (for example, the elimination of a role or position with the company). Outstanding RSU awards would therefore vest on any vesting date(s) during the additional one-year period and PSU awards granted in 2022 would be earned on December 31, 2024, based on actual performance and vest on March 1, 2025. However, PSU awards granted in 2023 and 2024 would not be earned (and therefore would not vest) and no shares would be earned pursuant to these awards.

(3)	Amounts represent a lump-sum payment to assist with paying for replacement health and welfare coverage and outplacement services.

48 | Weyerhaeuser Company

	Other Severance – Death or Disability
Name	Cash ($)	Equity(1) ($)	Pension ($)	Other ($)	Total ($)
Devin W. Stockfish	—	18,776,901	—	—	18,776,901
David M. Wold	—	3,754,625	—	—	3,754,625
Kristy T. Harlan	—	3,745,999	—	—	3,745,999
Travis A. Keatley	—	4,019,054	—	—	4,019,054

(1)
Amounts represent the value of accelerated vesting of RSU awards and the value of earned and vested PSU awards upon termination due to death or disability. Vesting of outstanding RSU awards would accelerate, and the number of shares earned in connection with outstanding PSU awards would be based on actual performance of such awards against their respective performance goals and would vest and be paid on their respective vesting dates. PSU award values shown in the table are therefore an estimate based on (i) actual performance of 51.8 percent for the 2022 PSU awards and (ii) estimated performance of 100 percent for the 2023 PSU awards and 100 percent for the 2024 PSU awards. Estimated future PSU performance is calculated using the same method described in footnote (5) to the Outstanding Equity Awards at 2024 Fiscal Year End table.

	Retirement
Name	Cash ($)	Equity(1) ($)	Pension ($)	Other ($)	Total ($)
Russell S. Hagen	—	—	—	—	—
Keith J. O’Rear	—	4,196,709	—	—	4,196,709

(1)
Amount represents the value of vested RSU and earned and vested PSU awards that remain outstanding pursuant to the early retirement terms and conditions applicable to each equity award. Upon retirement at age 62 and older, outstanding RSU awards continue to vest and outstanding PSU awards will be earned and will vest in accordance with the terms of the awards. Mr. O’Rear, who reached early retirement age during 2024, retired from the company on January 2, 2025, and his awards will therefore remain outstanding. The number of shares used to calculate the amount shown in the table is based on the future vesting of Mr. O’Rear’s (i) 62,703 RSUs, (ii) 14,556 performance shares earned under the 2022 PSU award and (iii) estimated 71,825 performance shares to be earned under the 2023 and 2024 PSU awards. The performance share estimate for the 2023 and 2024 PSU awards is based on assumed performance of the awards using the same method described in footnote (5) to the Outstanding Equity Awards at 2024 Fiscal Year End table. The number of actual shares earned under the 2023 and 2024 PSU awards will be based on the achievement of performance goals at the end of the applicable performance period. Mr. Hagen retired from the company on March 3, 2025, at age 59 and therefore forfeited his unvested outstanding equity awards.

Compensation Committee Interlocks and Insider Participation
Messrs. Emmert, Holley, Monaco and O’Rourke and Ms. Piasecki served on the Compensation Committee during 2024. No person who served on the Compensation Committee during 2024 was an officer or employee of Weyerhaeuser or any of its subsidiaries during 2024 or any prior period, nor did any such person have a relationship requiring disclosure under Item 404 of Regulation S-K. During 2024, no executive officer of Weyerhaeuser served either as a member of the Compensation Committee or as a director of any company for which any member of the Weyerhaeuser board (including the Compensation Committee) served as an executive officer.

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Risk Analysis of Our Compensation Programs
The Compensation Committee reviews our compensation plans and policies to ensure that they do not encourage unnecessary risk-taking and instead encourage behaviors that support sustainable value creation. In 2024, the committee, with the assistance of FW Cook, reviewed the company’s compensation policies and practices for employees, including NEOs, and believes that our compensation programs are not reasonably likely to have a material adverse effect on the company. We believe the following factors reduce the likelihood of excessive risk-taking:
•	The program design provides a balanced mix of cash and equity, short-term and long-term incentives, fixed and performance-based pay, and performance metrics
•	Maximum payout levels for incentive awards are capped
•	The Compensation Committee has downward discretion over cash incentive program payouts
•	Executive officers are subject to share ownership guidelines
•	Compliance and ethical behaviors are integral factors considered in all performance assessments
•	The company has adopted policies prohibiting hedging and pledging by executives and directors
•	The company maintains a compensation recovery policy
CEO Pay Ratio
Our CEO to median employee pay ratio is calculated in accordance with SEC rules and requirements. We identified the median employee by examining the 2024 total taxable compensation for all active employees, excluding our CEO, who were employed by us on a full- or part-time basis, or seasonally, as of December 31, 2024, and who received taxable compensation in 2024. We excluded only our Japanese employees, because they represent less than 5 percent of our total employee population. After excluding our 8 employees in Japan, our pay ratio was based on 9,417 of the 9,425 total number of our employees who received taxable compensation in 2024. We did not make any assumptions, adjustments or estimates with respect to total taxable compensation other than to exclude certain pre-tax deductions relating to health care expense, and we did not annualize the compensation for any permanent (full-time or part-time) employees who were not employed by us for all of 2024. We believe our use of total taxable compensation for these employees was appropriate because taxable income is a consistently applied compensation measure and the information is reasonably ascertainable.
After identifying the median employee based on total taxable compensation, we calculated the employee’s annual total compensation using the same methodology we use for our NEOs, as set forth in the Summary Compensation Table. Based on this information, we estimate that the total annual compensation of our median employee for 2024 is $89,676. As reported in the Summary Compensation Table, the annual total compensation for our CEO for 2024 is $12,952,946. As a result, we estimate that our 2024 CEO to median employee pay ratio is 144:1.
SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by many other companies are likely not comparable to our CEO pay ratio.

50 | Weyerhaeuser Company

Pay Versus Performance
As discussed in our Compensation Discussion and Analysis, our executive compensation program is designed to reflect a strong focus on pay-for-performance to drive superior financial results and value creation and strongly align our executives’ interests with those of our shareholders. For more information about our pay-for-performance philosophy and how that is incorporated in our executive compensation program, see the discussion on Compensation Philosophy and Principals — Pay-for-Performance on page 28 of our Compensation Discussion and Analysis. The following table and accompanying disclosures report “compensation actually paid” (“CAP”) to our CEO and the average of such pay to our other NEOs (“Non-CEO NEOs”), along with other specified financial performance measures. The amounts shown for CAP are calculated in accordance with SEC rules and do not reflect the actual amount of compensation earned by or paid to our NEOs.
Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO(1) ($)	Compensation Actually Paid to CEO(2) ($)	Average Summary Compensation Table Total for Non-CEO NEOs(3) ($)	Average Compensation Actually Paid to Non-CEO NEOs(4) ($)	Total Shareholder Return (5) ($)	Peer Group Total Shareholder Return (6) ($)	Net Income (in millions) (7) ($)	One-Year Relative TSR (percentile rank)(8)
2024	12,952,945	4,514,762	3,718,751	1,805,156	112.54	126.58	396	29.6th
2023	13,022,431	15,217,383	3,806,336	3,882,166	134.98	131.14	839	44.1st
2022	12,969,306	6,616,958	3,660,540	2,012,724	114.30	114.65	1,880	61.6th
2021	12,715,531	17,032,291	4,028,448	4,631,147	143.50	141.81	2,607	46.3rd
2020	11,159,069	12,495,593	4,102,792	4,057,420	113.07	121.07	797	32.1st

(1)	Represents total compensation reported for our CEO, Mr. Stockfish, as set forth in the “Total” column of the Summary Compensation Table for the applicable year.
(2)	Represents CAP for Mr. Stockfish, as calculated in accordance with SEC rules. The following table shows the adjustments made to CEO total compensation in arriving at CAP for the applicable year.

Year	Summary Compensation Table Total for CEO ($)	Reported Grant Date Fair Value of Equity Awards(a) ($)	Equity Award Adjustments (b) ($)	Reported Change in the Actuarial Present Value of Pension Benefits(c) ($)	Pension Benefit Adjustments (d) ($)	Compensation Actually Paid to CEO ($)
2024	12,952,945	(9,552,782)	1,038,062	(159,317)	235,854	4,514,762
2023	13,022,431	(9,406,128)	11,709,348	(330,403)	222,135	15,217,383
2022	12,969,306	(8,765,081)	2,153,628	0	259,105	6,616,958
2021	12,715,531	(7,857,107)	12,240,850	(326,224)	259,241	17,032,291
2020	11,159,069	(6,942,865)	8,671,282	(581,691)	189,798	12,495,593

(a)	Represents amounts reported in the “Stock Awards” column in the Summary Compensation Table for each applicable year.
(b)
Equity award adjustments for each applicable year include the addition or subtraction of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vested during the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year); and (iv) for awards granted in prior years that were forfeited or otherwise determined to fail to meet vesting conditions during the applicable year, a deduction equal to the fair value of such awards at the end of the prior fiscal year. The dollar value of dividend equivalent units accrued on unvested equity awards during the applicable year is reflected in the fair value of such awards. There were no equity awards that were granted and vested in the same year for any applicable year, and we generally do not grant such awards. The valuation assumptions used to calculate fair values did not differ materially from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments for the CEO are set forth in the following table.

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Year	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted During the Year ($)	Year-Over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Previous Years ($)	Change in Fair Value from End of Prior Year to Vesting Date of Awards Granted in Prior Fiscal Year That Vested During the Fiscal Year ($)	Prior Year-End Fair Value of Equity Awards Forfeited During the Year ($)	Total Equity Award Adjustments ($)
2024	7,354,070	(5,993,095)	(322,913)	—	1,038,062
2023	10,131,574	1,016,653	561,121	—	11,709,348
2022	6,470,132	(4,294,677)	(21,827)	—	2,153,628
2021	10,006,949	2,141,378	92,523	—	12,240,850
2020	7,674,440	1,111,101	(114,259)	—	8,671,282

(c)	Represents amounts reported in the “Change in Pension Value” and “Nonqualified Deferred Compensation Earnings” columns of the Summary Compensation Table for each applicable year.
(d)
Pension benefit adjustments for each applicable year represent the actuarially determined service cost for services rendered during the applicable year calculated in accordance with U.S. GAAP. There were no plan amendments or initiations during the applicable year and thus no applicable cost of benefits for services rendered in periods prior to a plan amendment or initiation. The pension benefit adjustments were calculated as follows:

Year	Service Cost ($)	Prior Service Cost ($)	Total Pension Benefit Adjustments ($)
2024	235,854	—	235,854
2023	222,135	—	222,135
2022	259,105	—	259,105
2021	259,241	—	259,241
2020	189,798	—	189,798

(3)
Represents the average of the amounts of total compensation reported for our NEOs as a group, excluding Mr. Stockfish (“Non-CEO NEOs”) as set forth in the “Total” column of the Summary Compensation Table for the applicable year. Our Non-CEO NEOs for each year presented were as follows: for 2020, Russell S. Hagen, Adrian M. Blocker, James A. Kilberg and Keith J. O’Rear; for 2021, Nancy S. Loewe, Russell S. Hagen, Kristy T. Harlan and Keith J. O’Rear; for 2022, Nancy S. Loewe, David M. Wold, Russell S. Hagen, Travis A. Keatley and Keith J. O’Rear; for 2023, David M. Wold, Russell S. Hagen, Travis A. Keatley and Keith J. O’Rear; and for 2024, David M. Wold, Russell S. Hagen, Kristy T. Harlan, Travis A. Keatley and Keith J. O’Rear.

(4)
Represents the average amount of CAP for our Non-CEO NEOs as a group as calculated in accordance with SEC rules. The following table shows the adjustments made to the average total compensation of our Non-CEO NEOs in arriving at CAP for the applicable year.

Year	Average Reported Summary Compensation Table Total for Non-CEO NEOs ($)	Average Reported Grant Date Fair Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Average Reported Change in the Actuarial Present Value of Pension Benefits ($)	Average Pension Benefit Adjustments(b) ($)	Average Compensation Actually Paid to Non-CEO NEOs ($)
2024	3,718,751	(2,133,775)	357,000	(192,087)	55,267	1,805,156
2023	3,806,336	(2,005,675)	2,418,452	(406,507)	69,560	3,882,166
2022	3,660,540	(1,801,157)	95,212	(8,647)	66,776	2,012,724
2021	4,028,448	(1,860,787)	2,790,414	(367,558)	40,630	4,631,147
2020	4,102,792	(1,817,211)	2,378,401	(680,555)	73,993	4,057,420

(a)
Equity award adjustments for each of the Non-CEO NEOs used in calculating the total average equity award adjustments for the Non-CEO NEOs as a group are calculated using the same methodology as that used in calculating equity award adjustments for the CEO, which is described in detail above in footnote (2)(b). The following table shows the aggregate amounts deducted or added in calculating the total average equity awards adjustments for the Non-CEO NEOs.

52 | Weyerhaeuser Company

Year	Average Year-End Fair Value of Outstanding and Unvested Equity Awards Granted During the Year ($)	Average Year-Over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Previous Years ($)	Average Change in Fair Value from End of Prior Year to Vesting Date of Awards Granted in Prior Fiscal Year That Vested During the Fiscal Year ($)	Average Prior Year-End Fair Value of Equity Awards Forfeited During the Year ($)	Total Equity Award Adjustments ($)
2024	1,636,913	(1,233,189)	(46,724)	—	357,000
2023	2,151,833	191,725	74,894	—	2,418,452
2022	1,050,009	(516,427)	(20,629)	(417,741)	95,212
2021	2,378,529	386,926	24,959	—	2,790,414
2020	2,018,468	414,516	(54,583)	—	2,378,401

(b)
The average pension benefit adjustments for each applicable year represent the actuarially determined service cost for services rendered during the applicable year calculated in accordance with U.S. GAAP. There were no plan amendments or initiations during the applicable year and thus no applicable cost of benefits for services rendered in periods prior to a plan amendment or initiation. The pension benefit adjustments were calculated as follows:

Year	Service Cost ($)	Prior Service Cost ($)	Total Pension Benefit Adjustments ($)
2024	55,267	—	55,267
2023	69,560	—	69,560
2022	66,776	—	66,776
2021	40,630	—	40,630
2020	73,993	—	73,993

(5)	Represents cumulative TSR of the company for the applicable year.
(6)	Represents cumulative TSR of the S&P Global Timber and Forestry Index for the applicable year.
(7)	Represents net income as reported in the company’s audited financial statements for the applicable year.
(8)
Represents the company’s percentile ranking for the applicable year based on its One-Year TSR relative to that of a comparator group of industry peers used in our PSU long-term incentive awards. The industry peer group for each applicable year corresponds to the composition of the peer group for the same PSU plan year. The Compensation Committee has identified One-Year Relative TSR as the “Company Selected Measure”. While the committee does not view this measure as the single most important financial measure of performance used in the company’s executive compensation program, we are required by SEC disclosure rules to select one such measure and identify it in the Pay Versus Performance Table as the “Company Selected Measure”. The committee chose this measure because relative TSR is the basis for the performance goal in the PSU plan, in which all NEOs participate. In the PSU plan, relative TSR is measured over a three-year performance period; however, pursuant to SEC guidance, we are required to disclose relative TSR for each fiscal year (a one-year period) in the table. Other important measures of performance, such as Adjusted EBITDA and RONA, are used in different combinations in our short-term incentive plan performance goals among the NEOs.

Table of Financial Performance Measures
Set forth below are the financial measures of company performance that the Compensation Committee and the board of directors view as the most important in aligning the interests and incentives of our executives with those of the company and its shareholders. The measures in this table are not listed in order of importance. How we define and use these measures in our executive compensation program, as well as the Compensation Committee’s reasons for choosing them, is discussed in our Compensation Discussion and Analysis, beginning on page 24.

Most Important Performance Measures
Adjusted EBITDA
Relative Total Shareholder Return
Return on Net Assets (RONA)

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Description of Relationships Between Compensation Actually Paid and Specified Financial Measures
The following graphs depict the general relationships between the financial performance measures and CAP amounts set forth above in the Pay Versus Performance Table. Fluctuations in CAP are generally driven by changes to the following: our stock price; changes to levels of projected and actual achievement of our PSU performance goals (which are based on our TSR relative to that of an industry peer group measured over a three-year performance period); changes in the degree of achievement of our short-term incentive plan goals; and, for pension service costs, changes to pension formula earnings (base pay and cash bonus) and key actuarial assumptions such as the applicable discount rate. Changes in the composition of our NEOs, particularly those involving newly appointed executive officers with relatively few outstanding equity awards, can also affect CAP from period to period.

54 | Weyerhaeuser Company

Item 3. Ratify Selection of the Independent Auditors
Evaluation and Selection of the Independent Auditor
The Audit Committee is directly responsible for the selection, compensation, retention, oversight and termination of our independent registered public accountants, including selection and approval of the lead audit engagement partner. The Audit Committee has appointed the firm of KPMG LLP (“KPMG”), an independent registered public accounting firm, to audit the financial statements and internal control over financial reporting of the company and its subsidiaries for 2025. Representatives of KPMG are expected to be present at the virtual annual meeting and will be able to make a statement or speak if they wish to do so and answer appropriate questions from shareholders.
The Audit Committee engages in a rigorous annual review of KPMG’s performance, qualifications and independence from the company in deciding whether to reappoint the firm or engage another independent accounting firm. In considering whether or not to reappoint KPMG, the committee meets without KPMG present and considers many factors, including, among other things, the following:
•	KPMG’s independence from Weyerhaeuser and its management, including any factors that may affect KPMG’s objectivity and willingness to be candid with the committee with audit findings
•	KPMG’s quality control procedures and the quality and effectiveness of KPMG’s historical and recent performance on the company’s audit
•	External data on KPMG’s audit quality and performance, including PCAOB (Public Company Accounting Oversight Board) inspection reports on KPMG
•	KPMG’s experience and technical expertise in our industry and the qualifications and experience of the individuals comprising our assigned audit team
•	The quality, consistency and candor of KPMG’s communications with the committee and management regarding the audit
•	KPMG’s judgments on critical accounting matters
•	Competitiveness of KPMG’s fees, taking into account the size and complexity of the company’s audit
Auditor Tenure and Independence
KPMG has served as Weyerhaeuser’s independent auditor since 2002. In considering the firm’s tenure, the Audit Committee takes into account the following benefits of continuing to engage KPMG:
•
Enhanced audit quality and audit efficiency stemming in part from KPMG’s deep familiarity with the company’s business and operations, its accounting policies and practices and its control framework, as well as KPMG’s extensive experience in the forest products industry

•	Savings on KPMG audit fees due to increased audit efficiency
•
Avoidance of significant disruption and distraction for the company’s management, as well as the added cost and expense associated with changing independent audit firms, including out-of-pocket costs and the time investment necessary to educate and onboard a new audit firm

•	The mandatory five-year rotation of the lead KPMG audit partner on the company’s audit and audit committee review and approval of his or her replacement
The Audit Committee also recognizes the importance of KPMG’s independence and believes that KPMG’s tenure as the company’s auditor is not inconsistent with this vital requirement. Among the many factors that the committee believes maintain and help safeguard KPMG’s continued independence are: the committee’s oversight of KPMG, which includes the committee’s strict service and fee preapproval policies (described in the paragraph that follows) and the limits placed on KPMG’s provision of non-audit services; KPMG’s strong independence practices and procedures; the committee’s rigorous annual review of KPMG, which includes a focused consideration of KPMG’s independence; the mandatory lead audit partner rotation discussed above; and the robust regulatory oversight of KPMG by the PCAOB and the SEC, which includes PCAOB inspections of the firm and its audit engagements.

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Policy on Preapproval of Independent Auditor Services
The Audit Committee reviews and approves the services to be provided by the independent auditor and approves all related fees. The authority to approve services may be delegated by the committee to one or more of its members. Currently, this authority is delegated to the Audit Committee chair, Ms. Lewis. If authority to approve services has been delegated to a committee member, any such approval of services must be reported to the committee at its next scheduled meeting and approved by the committee. The Audit Committee has considered the services rendered by KPMG for services other than the audit of the company’s financial statements in 2024 and has determined that the provision of these services is compatible with maintaining the firm’s independence.
Independent Auditor Fees
The Audit Committee approves the audit and non-audit services to be performed by the independent auditor to ensure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be, and were, approved by the committee in advance. The company was billed for professional services provided during 2024 and 2023 by KPMG in the amounts set out in the following table. The year-over-year increase in fees was due primarily to additional audit and audit-related work in 2024 related to our implementation of new enterprise software systems, as well as an increase in KPMG’s cost of service.

	Fee Amount 2024	Fee Amount 2023
Audit Fees(1)	$6,511,500	$5,154,225
Audit-Related Fees(2)	$617,394	$556,751
Tax Fees	—	—
All Other Fees	—	—
Total	$7,128,894	$5,710,976

(1)
Audit fees for 2023 and 2024 comprise the aggregate fees for professional services rendered by KPMG for the audit of the company’s annual financial statements and review of financial statements included in the company’s Form 10-K and Forms 10-Q, as well as fees for the audit of the company’s internal control over financial reporting. The increase in audit fees for 2024 is due primarily to $1,440,000 in fees for incremental audit work performed by KPMG in connection with the retirement of the company’s legacy enterprise resources planning software platform and implementation of the replacement software platform.

(2)
Audit-related fees for 2023 and 2024 comprise fees for services rendered in support of employee benefit plan audits and internal control review services related to the implementation of new enterprise software systems discussed above. For 2024, these amounts were $87,292 and $530,102, respectively.

Selection of the company’s independent registered public accounting firm is not required to be submitted to a vote of the company’s shareholders for ratification; however, the board of directors is submitting this matter to the shareholders as a matter of good corporate governance. If the shareholders fail to vote in favor of the selection, the Audit Committee will reconsider whether to retain KPMG and may retain that firm or another without re-submitting the matter to the company’s shareholders. Even if shareholders vote in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the company and the shareholders.

The board of directors recommends that shareholders vote “FOR” the ratification of the selection of KPMG LLP as Weyerhaeuser’s independent registered public accounting firm for 2025.

56 | Weyerhaeuser Company

Audit Committee Report
The Audit Committee operates pursuant to a written charter that sets forth its duties and responsibilities, which are summarized on page 9. Primary among its responsibilities are oversight of the company’s financial statements and internal control over financial reporting, the audit of these items by the company’s independent auditor and the internal audit group, and the performance and terms of engagement of the independent auditor. The Audit Committee relies on management, our internal audit group and the independent auditor in discharging its responsibilities. Management is responsible for preparing the company’s financial statements and for designing and evaluating the adequacy, quality and effectiveness of internal controls over financial reporting and disclosure controls to ensure compliance with applicable accounting standards, laws, rules and regulations. KPMG, the company’s independent auditor, is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing audit reports on the consolidated financial statements and the assessment of the effectiveness of internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the board of directors.
For the fiscal year ended December 31, 2024, the Audit Committee fulfilled the responsibilities outlined in its charter, including but not limited to the following:
•	Reviewed and discussed with management and KPMG the company’s annual audited financial statements
•
At both formal committee meetings and in ongoing discussions between the committee chair and the lead audit partner throughout the year, discussed with KPMG several matters pertaining to KPMG’s audit activities and results, including but not limited to the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, and applicable SEC requirements

•
Received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and reviewed, evaluated and discussed with KPMG the written report and KPMG’s independence from the company

•
Based on the foregoing reviews and discussions, recommended to the board of directors that the audited financial statements and assessment of internal control over financial reporting be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024

•
Reviewed KPMG’s report on the firm’s internal quality control procedures, as well as the qualifications, performance and independence of the firm and, in consideration of the foregoing and other relevant information, engaged in a rigorous assessment of KPMG’s performance

•	Met separately in executive sessions four times each with management, the head of internal audit and KPMG
•	Reviewed and discussed with management, the head of internal audit and KPMG the scope and plan of their respective audits
•	Reviewed with KPMG and the head of internal audit the outcomes of their respective audits, including their conclusions, significant findings and recommendations, and related management responses
•	Reviewed and discussed with management, internal audit and KPMG the company’s unaudited quarterly financial statements;
•	Reviewed and discussed with the head of internal audit findings during each quarter and their impact, if any, on the company’s internal controls
•	Reviewed and discussed with management, internal audit, and KPMG the company’s earnings press releases and related financial information during the year
•	Reviewed with management legal and regulatory matters that could have a material effect on the company’s financial statements
•	Assessed the performance of the company’s internal audit function
•	Assessed its own performance as a committee, as well as the adequacy of its charter
The current members of the Audit Committee are set forth below:

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Stock Information
Beneficial Ownership of Common Shares
Beneficial Ownership of Directors and Named Executive Officers
The following table shows, as of March 11, 2025, the number of common shares beneficially owned by each current director and NEO, and by all current directors and all executive officers as a group, as well as the number of stock equivalent units owned by each current director and NEO, and by all current directors and executive officers as a group, under the company’s deferred compensation plans. Percentages of class have been calculated based upon 725,848,915 shares, which was the total number of common shares outstanding as of March 11, 2025.

Name of Individual or Identity of Group	Voting and/or Dispositive Powers (number of common shares)(1)(2)(3)(4)	Percent of Class (common shares)	Common Stock Equivalent Units(5)
Mark A. Emmert	51,672	*	30,280
Russell S. Hagen	285,569	*	—
Kristy T. Harlan	143,442	*	—
Rick R. Holley	218,277	*	71,212
Travis A. Keatley	62,071	*	—
Sara Grootwassink Lewis	21,619	*	62,668
Deidra C. Merriwether	—	*	23,772
Al Monaco	70,800	*	—
Keith J. O’Rear	33,549	*	—
James C. O’Rourke	17,710	*	—
Nicole W. Piasecki	254,068	*	82,118
Lawrence A. Selzer	62,084	*	—
Devin W. Stockfish	790,742	*	—
Kim Williams	46,803	*	83,567
David M. Wold	40,754	*	—
Directors and executive officers as a group (16 persons)(6)	1,968,585	*	366,568

*	Denotes amount is less than 1 percent
(1)
Includes the number of shares that could be acquired within 60 days of March 11, 2025, pursuant to outstanding stock options, as follows: Mr. Stockfish, 90,162 shares; and the executive officers as a group, 101,319 shares.

(2)
Includes RSUs granted to nonemployee directors that will vest and be payable on May 8, 2025 (the day prior to the company’s 2025 Annual Meeting of Shareholders), in shares of the company’s common stock, including dividend equivalent units credited to those RSUs through March 11, 2025, as follows: 5,904 shares each to Messrs. Emmert, Monaco, O'Rourke and Selzer and Mses. Piasecki and Williams.

(3)	Includes 247,380 shares for which Ms. Piasecki shares voting and dispositive powers with one or more other persons. Ms. Piasecki disclaims beneficial ownership of these shares.
(4)
Amount shown for Ms. Lewis excludes 7,987 shares of common stock that she previously deferred and for which she does not have voting or dispositive power. Ms. Lewis maintains an economic and pecuniary interest in these shares.

(5)
Stock equivalent units held as of March 11, 2025, under the Fee Deferral Plan for Directors or under the company’s compensation deferral plan for executive officers. The stock equivalent units will be repaid to each director at the end of the deferral period in the form of shares of company common stock and to each executive officer at the end of the deferral period in the form of cash.

(6)	Represents the group of directors and executive officers as of March 11, 2025, at which time Messrs. Hagen and O’Rear were no longer executive officers.

58 | Weyerhaeuser Company

Beneficial Ownership of Owners of More Than 5 Percent of the Company’s Common Shares
The following table shows the number of common shares held by persons known to the company to beneficially own more than 5 percent of its outstanding common shares. Percentages of class have been calculated based upon 725,848,915 shares, which was the total number of common shares outstanding as of March 11, 2025.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (common shares)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	70,192,470(1)	9.67%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	42,062,456(2)	5.79%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	114,970,389(3)	15.84%
Cohen & Steers, Inc., et al. 1166 Avenue of the Americas, 30th Floor New York, NY 10036	39,450,816(4)	5.44%

(1)
Based on a Schedule 13G/A dated February 5, 2025, in which BlackRock, Inc. reported that as of December 31, 2024, it had sole voting power over 63,581,303 shares and sole dispositive power over 70,192,470 shares.

(2)
Based on a Schedule 13G/A dated November 14, 2024, in which T. Rowe Price Associates, Inc. reported that as of September 30, 2024, it had sole voting power over 39,759,948 shares and sole dispositive power over 41,940,129 shares.

(3)
Based on a Schedule 13G/A dated February 13, 2024, in which The Vanguard Group reported that as of December 29, 2023, it had shared voting power over 890,331 shares, sole dispositive power over 111,987,158 shares and shared dispositive power over 2,983,231 shares.

(4)
Based on a Schedule 13G dated February 13, 2025, in which Cohen & Steers, Inc. and its wholly owned subsidiaries, Cohen & Steers Capital Management, Inc., Cohen & Steers UK Limited, Cohen & Steers Asia Limited, and Cohen & Steers Ireland Limited, reported that as of December 31, 2024, Cohen & Steers, Inc. had sole voting power over 33,601,479 shares and sole dispositive power over 39,450,816 shares, Cohen & Steers Capital Management, Inc. had sole voting power over 33,431,950 shares and sole dispositive power over 39,218,560 shares, Cohen & Steers UK Ltd had sole voting power over 79,173 shares and sole dispositive power over 141,900 shares, Cohen & Steers Asia Limited had sole voting and dispositive power over 0 shares, and Cohen & Steers Ireland Limited had sole voting and dispositive power over 90,356 shares.

Equity Compensation Plan Information
The following table describes, as of December 31, 2024, the number of shares subject to outstanding equity awards under the company’s 2022 Long-Term Incentive Plan (“2022 Plan”) and 2013 Long-Term Incentive Plan (“2013 Plan”), and the weighted average exercise price of outstanding stock options. The 2022 Plan was approved by shareholders at the 2022 Annual Meeting of Shareholders and replaced the 2013 Plan. There remain outstanding under the 2013 Plan awards of RSUs, PSUs and stock options, but no new awards may be granted under the 2013 Plan. The following table shows the number of shares available for issuance under the 2022 Plan.

	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (Column A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (Column B)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (Column C)
Equity compensation plans approved by security holders	3,956,000 (1)	$30.83 (2)	20,300,000
Equity compensation plans not approved by security holders	—	—	—
Total	3,956,000 (1)	$30.83 (2)	20,300,000

(1)	Includes 1,866,000 RSUs and 1,082,000 PSUs.
(2)
The weighted-average exercise price is calculated based solely on the exercise price of outstanding stock options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs and PSUs, which have no exercise price. Including these units, the weighted average price calculation would be $7.86.

2025 Annual Meeting & Proxy Statement | 59

Future Shareholder Proposals
We anticipate that our 2026 Annual Meeting of Shareholders will be held on May 15, 2026.
Shareholders who wish to present proposals in accordance with SEC Rule 14a-8 for inclusion in the company’s proxy materials to be distributed in connection with our 2026 annual meeting must submit their proposals so they are received by the Corporate Secretary at the company’s principal executive offices no later than November 26, 2025. To be in proper form, a shareholder proposal must meet all applicable requirements of SEC Rule 14a-8. Simply submitting a proposal does not guarantee that it will be included.
Our bylaws provide that a shareholder may bring business (other than nominations for the election of directors, which is discussed below) before our annual meeting if it is appropriate for consideration at an annual meeting and is properly presented for consideration. If a shareholder wishes to bring such business at a meeting for consideration under the bylaws rather than under SEC Rule 14a-8, the shareholder must give the Corporate Secretary written notice of the shareholder’s intent to do so. The notice must be delivered to the Corporate Secretary not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting (no later than February 8, 2026, and no earlier than January 9, 2026). However, if the date of the annual meeting is advanced more than 30 days prior to the first anniversary date of this year’s annual meeting or delayed more than 70 days after such anniversary date, then the notice must be received no earlier than 120 days prior to such annual meeting and no later than the close of business on the later of (i) the 70th day prior to the date of such annual meeting or (ii) the 10th day following the day on which public disclosure of the date of the annual meeting was first made by the company. To be in proper form, the notice must include specific information as described in Article II of our bylaws.
A shareholder who wishes to submit a proposal is strongly encouraged to consult independent counsel about our bylaws and SEC requirements. The company reserves the right to, as applicable, reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with our bylaws or SEC or other applicable requirements for submitting a proposal.
Shareholder Recommendations and Nominations of Directors
Subject to the requirements under our bylaws, any shareholder entitled to vote in the election of directors or other matters to be brought before a shareholder meeting may nominate one or more persons for election as directors. Differing procedures apply depending on whether or not a shareholder is nominating a candidate for inclusion in our proxy materials. The following is only a brief summary of the rules and requirements applicable to either of such nominations. In addition, any shareholder may recommend to the Governance and Corporate Responsibility Committee for its consideration a director nominee for election to the board.
Proxy Access Shareholder Nominations
The company’s bylaws permit a qualifying shareholder, or a group of up to 20 qualifying shareholders, to nominate directors for election to the board and include their nominations and certain related information in the company’s proxy materials. Only shareholders (including a group of up to 20 shareholders) who have owned at least 3 percent of the company’s outstanding common stock continuously for at least three years are eligible. A qualifying shareholder or group of shareholders may nominate directors for up to the greater of two director positions or 20 percent of the board. Both the nominating shareholder(s) and the director nominee(s) must satisfy various requirements as specified in our bylaws. The nomination will be effective only if, among other requirements, the shareholder delivers written notice of intent to make a nomination to the Corporate Secretary not less than 120 days or more than 150 days before the first anniversary of the date that the company first sent its proxy statement for the prior year’s annual meeting of shareholders (no later than November 26, 2025, and no earlier than October 27, 2025, for the 2026 Annual Meeting of Shareholders); however, if the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after such anniversary date, notice must be given not earlier than the 150th day and not later than the close of business on the later of (i) the close of business on the 120th day before such annual meeting or (ii) the 10th day following the day on which public disclosure of the date of such meeting is first made.
The requirements and conditions that apply for shareholder nominations to be included in the company’s proxy materials can be found in Article II of the bylaws.
Other Shareholder Nominations
The company’s bylaws also permit shareholders to nominate director candidates for election to the board without inclusion in the company’s proxy materials. The nomination will be effective only if, among other requirements, the shareholder delivers written notice of the shareholder’s intent to make a nomination to the Corporate Secretary not less than 90 days or more than 120 days prior to the annual meeting (based on our anticipated 2026 annual meeting date, no later than February 14, 2026, and no earlier than January 15, 2026). However, if the company sends notice or publicly discloses the date of the meeting less than 100 days before the date of the annual meeting, the shareholder must deliver the notice to the Corporate Secretary not later than the close of business on the 10th day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first.
The requirements and conditions that apply for shareholder nominations not included in the company’s proxy materials can be found in Article III of the bylaws.
Whether a shareholder nomination is included in the company’s proxy statement or not, to be in proper form, a shareholder’s notice must include specific information concerning the shareholder and the nominee as described in our bylaws and in applicable SEC rules. In addition, to be eligible to be a nominee for director, the nominee must be able to make certain disclosures and representations to, and agreements with, the company, all as set forth and described in our bylaws.
A shareholder who wishes to submit a nomination is strongly encouraged to consult independent counsel about our bylaws and SEC requirements. The company reserves the right to reject, rule out of order or take other appropriate action with respect to any nomination

60 | Weyerhaeuser Company

that does not comply with our bylaws or SEC or other applicable requirements for submitting a nomination. Shareholders may request a copy of our bylaws from our Corporate Secretary by writing to the address provided below in Communicating with the Corporate Secretary. Our bylaws are also available on our website at investor.weyerhaeuser.com/policies-documents.
In addition to satisfying the requirements under our bylaws with respect to advance notice of any nomination, any shareholder who intends to solicit proxies in support of director nominees other than the company’s nominees at the 2026 Annual Meeting of Shareholders must comply with all the requirements of SEC Rule 14a-19.
Communicating with the Corporate Secretary
Notices and other communications relating to items of business to be presented and considered at the annual meeting (shareholder proposals, director nominations and other items of business), as well as communications directed to the Governance and Corporate Responsibility Committee concerning shareholder recommendations of director nominees, are required to be delivered to the Corporate Secretary. Such notices and communications must be sent to Kristy T. Harlan, Senior Vice President, General Counsel and Corporate Secretary, Weyerhaeuser Company, 220 Occidental Avenue South, Seattle, Washington 98104.
Voting Matters
Proxy Information
Shares represented by a properly executed and timely received proxy will be voted in accordance with instructions provided by the shareholder. If a properly executed and timely received proxy contains no specific voting instructions, the shares represented by any such proxy will be voted in accordance with the recommendations of the board of directors.
Shareholders Entitled To Vote
Common shareholders of record at the close of business on the record date of March 11, 2025, are eligible to vote at the annual meeting. On that date, 725,848,915 common shares were outstanding. Each common share entitles the holder to one vote on the items of business to be considered at the annual meeting.
Vote Required for Items of Business
The presence, virtually or by proxy, of holders of a majority of Weyerhaeuser’s outstanding common shares is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and “broker non-votes” (explained below) are counted for the purpose of determining the presence or absence of a quorum. Under Washington law and the company’s Articles of Incorporation and bylaws, if a quorum is present at the meeting:
•	Item 1 — Each nominee for election as a director will be elected to the board of directors if the votes cast “for” such nominee exceed the votes cast “against” the nominee
•
Item 2 — The advisory vote to approve the compensation of the NEOs as disclosed in the proxy statement will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal

•	Item 3 — Ratification of the selection of the independent registered public accounting firm will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal
Abstentions and Broker Non-Votes
Abstentions, “broker non-votes” and failure to cast a vote are not considered “votes cast” and will therefore have no effect on the voting outcome of Item 1 (Election of Directors), Item 2 (Advisory Vote to Approve the Compensation of the Named Executive Officers) or Item 3 (Vote to Ratify the Selection of the Independent Registered Public Accounting Firm). A “broker non-vote” occurs on an item of business when a registered shareholder does not vote its client’s shares on the item but votes on another matter presented at the meeting. This typically occurs when the registered shareholder of record, usually a broker, bank or other share custodian (“Share Custodian”) has either voting instructions from its client or discretionary voting authority under NYSE rules to vote on one item of business and not on other items.
Share Custodians do not have discretion to vote on nonroutine items of business unless the beneficial owner of the shares has given explicit voting instructions. Consequently, if you do not give your Share Custodian explicit voting instructions, your shares will not be voted on Items 1 or 2 and your shares will instead be considered “broker non-votes” on each such item. Item 3, the ratification of the independent registered public accounting firm, is considered a routine matter and, as such, your Share Custodian is entitled to vote your shares on this proposal in its discretion if you do not provide voting instructions. Shares voted in this manner are considered present at the annual meeting and are therefore counted for purposes of determining whether a quorum has been achieved.

2025 Annual Meeting & Proxy Statement | 61

Options for Casting Your Vote
You may vote your common shares in one of several ways, depending upon how you own your shares.
If you are a shareholder of record, you can vote any one of four ways:
•	Vote on the Internet — Go to www.proxyvote.com and follow the instructions
•	Vote by Phone — Call 1-800-690-6903 and follow the instructions
•	Vote by Mail — Complete, sign, date and return your proxy card in the envelope provided with your proxy materials in advance of the meeting
•	Vote at the Virtual Meeting — You will be able to vote your shares at the virtual meeting
If you are voting by any means other than by mailing in your completed proxy card, you will need to have your control number found on your Notice of Internet Availability of Proxy Materials or proxy card.
If you are a beneficial owner of shares held through a Share Custodian, you must follow the voting instructions you receive from the Share Custodian to vote your shares.
Revocation of Proxies
Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary prior to the virtual annual meeting or by timely executing and delivering, by internet or telephone, another proxy dated as of a later date. You may also revoke a previously issued proxy by voting at the virtual annual meeting.
Other Matters
Proxy Solicitation
Proxies are solicited by the board of directors. All expenses of soliciting proxies will be paid by the company. Proxies may be solicited by directors, officers or employees of the company, but the company will not pay any compensation for such solicitations. Innisfree M&A Incorporated may solicit proxies at a cost that we expect will not exceed $20,000. Solicitations may be made personally or by telephone, mail, messenger, email or other electronic transmission. In addition, the company will reimburse Share Custodians for their expenses related to sending proxy materials to persons for whom they hold shares and obtaining their proxies.
Duplicative Shareholder Mailings
As permitted by SEC rules, we deliver one copy of our Notice of Internet Availability of Proxy Materials, proxy statement or annual report to shareholders sharing the same address unless we have received contrary instructions. This helps us avoid unnecessary and costly duplicate mailings of our proxy materials to shareholders. You can help us avoid these unnecessary costs as follows:
•
Shareholders of Record — If your shares are registered in your own name and you would like to consent to the delivery of a single Notice of Internet Availability of Proxy Materials, proxy statement or annual report, you may contact our transfer agent, Computershare, by mail at PO Box 43006, Providence, RI 02940-3006, or by telephone at 1-800-561-4405

•
Beneficial Shareholders — If your shares are held of record by a Share Custodian rather than in your own name, please contact a representative of the holder of record for instructions on how to receive a single Notice of Internet Availability of Proxy Materials, proxy statement or annual report

•
Right To Request Separate Copies — If you are receiving a single copy of our Notice of Internet Availability of Proxy Materials, proxy statement or annual report and would prefer to receive a separate copy of any of these materials, please notify Computershare using the contact information above if you are a registered shareholder of record, or contact your Share Custodian if you are a beneficial shareholder

2024 Annual Report to Shareholders and Form 10-K
This proxy statement has been preceded or accompanied by the company’s 2024 Annual Report, which also includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which we have previously filed with the SEC and which includes audited financial statements and other important information about the company. These materials are also available at www.proxyvote.com.
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including financial statements, is available on our website at investor.weyerhaeuser.com/sec-filings and on the SEC’s website at www.sec.gov. We will also provide without charge to each person solicited pursuant to this proxy statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (excluding exhibits). Requests should be in writing and addressed to the attention of Investor Relations, 220 Occidental Avenue South, Seattle, Washington 98104. Alternatively, you can order a hard copy by visiting our website at investor.weyerhaeuser.com/faq under “How can I get a copy of the most recent annual report?”.
Other Business
In the event that any matter not described herein is properly presented for a shareholder vote at the annual meeting or any adjournment thereof, the persons named in the form of proxy will vote in accordance with their best judgment. At the time this proxy statement went to press, the company knew of no other matters that might be presented for shareholder action at the annual meeting.

62 | Weyerhaeuser Company

Appendix A
Reconciliation of Non-GAAP Measures to GAAP
Adjusted EBITDA (earnings before interest, taxes, depreciation, depletion, amortization, basis of real estate sold and special items) and Adjusted FAD (funds available for distribution) represent financial measures that are calculated other than in accordance with GAAP. These non-GAAP measures should not be considered in isolation from, and are not alternatives to, our results reported in accordance with U.S. GAAP. However, we believe these measures provide meaningful supplemental information to investors about our operating performance and liquidity position, better facilitate period-to-period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties. Our definition of Adjusted EBITDA and Adjusted FAD may be different from similarly titled measures reported by other companies.
We use Adjusted EBITDA to evaluate the company’s operating performance. We define Adjusted EBITDA as operating income adjusted for depreciation, depletion, amortization, basis of real estate sold and special items.
The table below reconciles consolidated Adjusted EBITDA to consolidated net earnings, as that is the most directly comparable U.S. GAAP measure.

Dollar Amounts in Millions	2024
Net earnings	$396
Interest expense, net of capitalized interest	269
Income taxes	31
Net contribution to earnings	$696
Nonoperating pension and other postemployment benefit costs	42
Interest income and other	(53)
Operating income	$685
Depreciation, depletion and amortization	502
Basis of real estate sold	120
Special items included in operating income(1)	(15)
Adjusted EBITDA	$1,292

(1)
Operating income includes pre-tax special items consisting of a $25 million product remediation recovery and a $10 million noncash impairment charge related to the indefinite curtailment of our New Bern lumber mill.

The table below reconciles Adjusted EBITDA to operating income for our NCS business. We reconcile Adjusted EBITDA for this business to operating income (rather than net earnings) because we do not allocate interest expense, income taxes and nonoperating pension expense to our business segments.

Dollar Amounts in Millions	2024
Operating income	$55
Depreciation, depletion and amortization	1
Basis of real estate sold	28
Adjusted EBITDA	$84

We use Adjusted FAD to evaluate the company’s liquidity. Adjusted FAD, as we define it, is net cash from operations adjusted for capital expenditures and significant nonrecurring items. Adjusted FAD measures cash generated during the period (net of capital expenditures and significant nonrecurring items) that is available for dividends, repurchases of common shares, debt reduction, acquisitions and other discretionary and nondiscretionary capital allocation activities. The table below reconciles consolidated Adjusted FAD to consolidated net cash from operations, as that is the most directly comparable U.S. GAAP measure.

Dollar Amounts in Millions	2024
Net cash from operations	$1,008
Capital expenditures	(416)
Adjustments to FAD	(25)
Adjusted FAD	$567

2025 Annual Meeting & Proxy Statement | A-1

WEYERHAEUSER COMPANY
220 OCCIDENTAL AVE S
SEATTLE, WA 98104

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on May 8, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WY2025**
You may attend the meeting via the Internet and vote during the meeting. Have available the information that is printed in the box marked by the arrow below and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on May 8, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V65186-P25488 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WEYERHAEUSER COMPANY

The Board of Directors recommends you vote FOR each of the nominees for director in the following proposal:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Mark A. Emmert	☐	☐	☐
1b. Rick R. Holley	☐	☐	☐
1c. Sara Grootwassink Lewis	☐	☐	☐
1d. Deidra C. Merriwether	☐	☐	☐
1e. Al Monaco	☐	☐	☐
1f. James C. O'Rourke	☐	☐	☐
1g. Nicole W. Piasecki	☐	☐	☐
1h. Lawrence A. Selzer	☐	☐	☐
1i. Devin W. Stockfish	☐	☐	☐
1j. Kim Williams	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. Approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
3. Ratification of the selection of the independent registered public accounting firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2025 Notice and Proxy Statement and 2024 Annual Report are available at www.proxyvote.com.

V65187-P25488

ANNUAL MEETING OF SHAREHOLDERS
MAY 9, 2025
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Rick R. Holley, Devin W. Stockfish and Kristy T. Harlan, and each of them with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Weyerhaeuser Company to be held at www.virtualshareholdermeeting.com/WY2025, on Friday, May 9, 2025, at 8:00 a.m., Pacific Time, and all adjournments or postponements thereof. Shares will be voted as directed on the reverse side of this proxy card and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. **If the proxy card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.**

Continued and to be signed on reverse side